Exhibit 99.5

This Asset Exchange Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about Knight Ridder or its affiliated entities. The representations and warranties of the parties in this Asset Exchange Agreement were made to, and solely for the benefit of, the other parties. The assertions embodied in the representations and warranties are qualified by information included in disclosure schedules exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

EXECUTION COPY

ASSET EXCHANGE AGREEMENT

by and among

GANNETT CO., INC.,

GANNETT SATELLITE INFORMATION NETWORK, INC.,

DES MOINES REGISTER AND TRIBUNE COMPANY,

MEDIA WEST-FPI, INC.,

FEDERATED PUBLICATIONS, INC.,

KNIGHT-RIDDER, INC.,

KR U.S.A., INC.,

KNIGHT RIDDER DIGITAL

AND

TALLAHASSEE DEMOCRAT, INC.

Dated: August 3, 2005

(i)

5.18	Environmental	19
5.19	ERISA	20
5.20	No Untrue Statement	21

Article VI.	Representations and Warranties of TDI	21

6.1	Organization; Qualification	21
6.2	Authority Relative to this Agreement	21
6.3	Financial Schedules	22
6.4	Business Since the TDI Balance Sheet Date	22
6.5	No Defaults	22
6.6	No Undisclosed Liabilities	22
6.7	Licenses and Authorizations	23
6.8	Condition and Adequacy of the Tallahassee Democrat Assets	23
6.9	Contracts and Arrangements	23
6.10	Title	24
6.11	Intellectual Property	24
6.12	Litigation and Compliance with Laws	25
6.13	Employees and Employee Relations	25
6.14	Taxes	26
6.15	Instruments of Conveyance; Good Title	26
6.16	Changes	26
6.17	Brokers	26
6.18	Environmental	26
6.19	ERISA	27
6.20	No Untrue Statement	28

Article VII.	Mutual Covenants of the Gannett Companies and the KRI Companies Pending the Closing Date	28

7.1	Maintenance of the Newspapers	28
7.2	Organization	29
7.3	Access to Facilities, Files and Records; Due Diligence	29
7.4	Representations and Warranties; Closing Conditions	30
7.5	Corporate Action	30
7.6	Consents	30
7.7	Confidential Information	30
7.8	Consummation of Agreement	30
7.9	Notice of Proceedings	31
7.10	HSR Act	31
7.11	Interim Financial Statements	32
7.12	Damage to the Tallahassee Democrat Assets	32
7.13	Damage to the Federated Assets	32

Article VIII.	Conditions to the Obligations of the Gannett Companies	33

8.1	Covenants	33
8.2	Proceedings	33
8.3	HSR Act	33
8.4	Third-Party Consents	33

(ii)

Article IX.	Conditions to the Obligations of the KRI Companies	33

9.1	Covenants	33
9.2	Proceedings	33
9.3	HSR Act	33
9.4	Third-Party Consents	33

Article X.	Indemnification	34

10.1	Survival; Limitations	34
10.2	Indemnification of the KRI Companies	35
10.3	Indemnification of the Gannett Companies	35
10.4	Notice of Claims	36
10.5	Defense of Third Party Claims	36
10.6	Environmental Claims	37

Article XI.	Termination; Failure to Close	40

11.1	Abandonment of Agreement	40
11.2	Liabilities Upon Abandonment	41

Article XII.	Miscellaneous Provisions	41

12.1	Expenses	41
12.2	Employees and Employee Benefits	41
12.3	Accounts Receivable	47
12.4	Further Assurances	48
12.5	Schedules	49
12.6	Use of Names	49
12.7	Cross-License	50
12.8	Material Contracts	51
12.9	Agreement Not to Compete	51
12.10	Confidentiality	51
12.11	Waiver of Compliance	51
12.12	Notices	52
12.13	Assignment	53
12.14	Like Kind Exchange	53
12.15	Governing Law	53
12.16	No Third Party Rights	53
12.17	Remedies	53
12.18	Public Announcements	53
12.19	Counterparts	54
12.20	Entire Agreement; Amendments	54

(iii)

Schedules

Schedule 1.1(a)	Federated Tangible Personal Property

Schedule 1.2	Excluded Federated Assets

Schedule 1.3	Federated Permitted Liens

Schedule 2.1(a)	Tallahassee Tangible Personal Property

Schedule 2.2	Excluded Tallahassee Democrat Assets

Schedule 2.3	Tallahassee Democrat Permitted Liens

Schedule 3.3(a)	Balance Sheet Test; Newspapers’ Current Assets and Total Liabilities

Schedule 5.7	Federated Licenses and Authorizations

Schedule 5.8	Federated Audit Bureau of Circulations Reports and Summary Subscribers Lists

Schedule 5.9(a)	Federated Material Contracts

Schedule 5.10(a)	Federated Real Property

Schedule 5.10(b)	Federated Leased Real Property

Schedule 5.10(d)	GANSAT Assets

Schedule 5.11	Federated Rights and Federated Copyrights

Schedule 5.12	Federated Litigation and Compliance with Laws

Schedule 5.13(a)	Federated Employees; Salaries; Compliance with Employment Laws

Schedule 5.13(b)	Federated Collective Bargaining Agreements

Schedule 5.16	Changes Since Federated Balance Sheet Date

Schedule 5.18	Federated Environmental Matters

Schedule 5.19(a)	Federated Employee Benefit Plans

Schedule 5.19(c)	Federated Welfare Benefit Plans

Schedule 5.19(d)	Federated Employee Acceleration or Vesting

Schedule 6.7	Tallahassee Democrat Licenses and Authorizations

Schedule 6.8	Tallahassee Democrat Audit Bureau Circulations Reports and Summary Subscribers Lists

Schedule 6.9(a)	Tallahassee Democrat Material Contracts

Schedule 6.10(a)	Tallahassee Democrat Real Property

Schedule 6.10(b)	Tallahassee Democrat Leased Real Property

Schedule 6.11	Tallahassee Democrat Rights and Tallahassee Democrat Copyrights

Schedule 6.12	Tallahassee Democrat Litigation and Compliance with Laws

Schedule 6.13(a)	Tallahassee Democrat Employees; Salaries; Compliance with Employment Laws

Schedule 6.13(b)	Tallahassee Democrat Employment Litigation

Schedule 6.16	Changes since Tallahassee Democrat Balance Sheet Date

Schedule 6.19(a)	Tallahassee Democrat Employee Benefit Plans

Schedule 6.19(d)	Tallahassee Democrat Welfare Benefit Plans

(iv)

Schedule 6.19(e)	Tallahassee Democrat Employee Acceleration or Vesting

Schedule 12.2(b)(i)	Excluded Federated Employees

Schedule 12.2(c)(i)	Excluded Tallahassee Democrat Employees

Schedule 12.7(a)	Tallahassee Democrat Licensed Intellectual Property

Schedule 12.7(b)	Federated Newspapers Licensed Intellectual Property

Schedule 12.8(a)	Material Federated Contracts requiring Third Party Consent

Schedule 12.8(b)	Material Tallahassee Democrat Contracts requiring Third Party Consent

Exhibits

Exhibit 4.2(a1)	Federated Bill of Sale

Exhibit 4.2(a2)	Federated Warranty Deeds

Exhibit 4.2(a3)	Federated Assignment of Trademark Rights

Exhibit 4.2(c)	Federated Assumption Agreement

Exhibit 4.2(f)	Federated Officer’s Certificate

Exhibit 4.2(g)	Transition Services Agreement

Exhibit 4.3(a1)	Tallahassee Democrat Bill of Sale

Exhibit 4.3(a2)	Tallahassee Democrat Warranty Deeds

Exhibit 4.3(a3)	Tallahassee Democrat Assignment of Trademark Rights

Exhibit 4.3(c)	Tallahassee Democrat Assumption Agreement

Exhibit 4.3(d)	Tallahassee Democrat Estoppel Certificate

Exhibit 4.3(g)	Tallahassee Democrat Officer’s Certificate

(v)

ASSET EXCHANGE AGREEMENT

THIS ASSET EXCHANGE AGREEMENT is dated as of August 3, 2005, and is by and among Federated Publications, Inc. (“Federated”), Media West-FPI, Inc. (“Media West”), Gannett Satellite Information Network, Inc. (“GANSAT”), Des Moines Register and Tribune Company (“DRTC”) and Gannett Co., Inc. (“Gannett,” and with Federated, Media West, GANSAT and DRTC, collectively, the “Gannett Companies”), and Tallahassee Democrat, Inc. (“TDI”), KR U.S.A., Inc. (“KR USA”), Knight Ridder Digital (“KR Digital”) and Knight-Ridder, Inc. (“KRI,” and with TDI, KR USA and KR Digital, collectively, the “KRI Companies”).

RECITALS

A. GANSAT will contribute to Federated prior to Closing (as defined below) certain assets relating to The Olympian.

B. Federated is the owner and operator of The Bellingham Herald, The Olympian and The Idaho Statesman (which terms shall include all revenue-generating publications (e.g. niche publications, free dailies and free weeklies, except for USA TODAY, USA WEEKEND, Clipper and related coupon publications) circulated primarily to customers in the newspaper designated markets of The Bellingham Herald, The Olympian or The Idaho Statesman, collectively, the “Federated Newspapers”).

C. Media West is the owner of the masthead, trademarks, domain names and certain other intellectual property associated with the Federated Newspapers.

D. DRTC is the owner of certain real property used in the business of the Federated Newspapers.

E. TDI is the owner and operator of The Tallahassee Democrat (which term shall include all revenue-generating publications (e.g. niche publications, free dailies and free weeklies) circulated primarily to customers in the newspaper designated market of The Tallahassee Democrat, collectively, the “Tallahassee Democrat,” and with the Federated Newspapers, collectively, the “Newspapers”).

F. KR USA is the owner of the masthead, trademarks, and certain other intellectual property associated with the Tallahassee Democrat.

G. KR Digital is the owner of the web site and certain other intellectual property associated with the Tallahassee Democrat.

H. The Gannett Companies and the KRI Companies desire to exchange ownership of the Federated Assets for the Tallahassee Democrat Assets and cash boot, in an exchange intended to qualify as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”) under the terms set forth below.

I. The parties have negotiated the amount of Cash Consideration (as defined in Section 3.1 below) payable to the Gannett Companies based on the assumption that the exchange transaction would be completed prior to the beginning of the fourth quarter, which has historically been the Federated Newspapers’ most profitable quarter. In view of the disparity in the relative cash flows of the Federated Assets and Tallahassee Democrat Assets (as those terms are defined in Sections 1.1 and 2.1 below, respectively), and taking into account seasonality in the newspaper business, the parties have agreed to an adjustment to the Cash Consideration payable on the Closing Date, under the terms set forth below, if for any reason the Closing has not been completed by September 25, 2005. The parties have also agreed to adjust the amount of Cash Consideration based on current assets and total liabilities of the Newspapers from those set forth on the Federated Financial Schedules and TDI Financial Schedules (as those terms are defined in Sections 5.3 and 6.3 below, respectively) pursuant to the balance sheet test set forth in Section 3.3(a) below.

Based upon the representations and warranties made by each party to the other in this Agreement, the parties agree to consummate the exchange of the Federated Assets and the Tallahassee Democrat Assets, and the payment of the Cash Consideration, on the terms and conditions contained herein.

ARTICLE I. TRANSFER OF THE FEDERATED ASSETS

1.1 Transfer of the Federated Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 4.1 hereof) Federated, Media West and DRTC will exchange, assign, transfer, convey or cause to be conveyed, and deliver to TDI, KR USA and KR Digital, and TDI, KR USA and KR Digital will acquire and accept from Federated, Media West and DRTC, the assets and properties, tangible or intangible, of every kind and description used or held for use in connection with the business and operation of the Federated Newspapers, which assets shall include the GANSAT assets listed on Schedule 5.10(d) (all such assets being referred to herein as the “Federated Assets”), but excluding the Excluded Federated Assets described in Section 1.2 below. The Federated Assets include, but are not limited to, the following:

(a) All of the tangible personal property, assets and equipment used in connection with the business and operation of the Federated Newspapers, including without limitation all inventory, raw materials, supplies, work in process and finished goods (“Federated Inventory”) and those assets listed in Schedule 1.1(a) and any replacements and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of the Federated Newspapers’ business (“Federated Tangible Personal Property”);

(b) All real property and leasehold and other interests in and rights to real property owned by any of the Gannett Companies and used primarily in connection with the business and operation of the Federated Newspapers (together with all easements and other rights appurtenant thereto and all structures, fixtures and improvements located thereon, which need not be listed) and all such properties and interests listed in Schedule 5.10(a) and Schedule 5.10(b), together with any additions thereto between the date hereof and the Closing Date (“Federated Real Property”);

(c) All of Federated’s outstanding accounts receivable as of the Closing Date arising out of the business of the Federated Newspapers;

(d) All right, title and interest in and to all contracts, leases, agreements and similar arrangements (whether written or oral) that relate to the publication and distribution of the Federated Newspapers or are otherwise assumed pursuant hereto, including, but not limited to, all orders and agreements for the sale of advertising relating to the Federated Newspapers (collectively, the “Federated Contracts”), including those described in Schedule 5.9(a) hereto;

(e) All of Federated’s right, title and interest in and to all licenses and other governmental authorizations relating to the Federated Newspapers;

(f) All publishable materials of any nature, as used in the business of the Federated Newspapers, the names “The Bellingham Herald,” “The Olympian” and “The Idaho Statesman” and all related mastheads, copyrights, patents, trademarks (other than the Gannett Marks (as defined below in Section 1.2(i)), service marks, logotypes and trade names (including registrations and applications for registration of any of the foregoing), web sites, Internet domain names, processes, inventions, computer programs, trade secrets, promotional designs, concepts and materials, advertiser lists, mailing lists, subscriber lists and other intangible rights issued to or owned by Federated or Media West and used in connection with the publication and distribution of the Federated Newspapers (“Federated Names and Intangibles”);

(g) Federated’s library or “morgue” of back and current issues of the Federated Newspapers, including all files of clippings, photographs (negatives and positives) and related publication material, together with all bound files and file copies of the Federated Newspapers and microfilms and electronic files thereof and all rights of use relating thereto (“Federated Morgue”);

(h) All of the Federated Newspapers’ files and other records (whether in paper, electronic or other formats) relating to the ownership of the Federated Assets or operation of the Federated Newspapers (other than duplicate copies of such files and records that are maintained in the offices of the Gannett Companies or their affiliates); and

(i) All of any Gannett Company’s right, title and interest in or with respect to confidentiality obligations of third parties in favor of any Gannett Company relating primarily to the business or operations of the Federated Newspapers or use restrictions imposed on third parties with respect to any Federated Names and Intangibles.

1.2 Excluded Federated Assets. The following assets relating to the business and operation of the Federated Newspapers shall be retained by the Gannett Companies and shall not be exchanged, assigned or transferred to TDI, KR USA or KR Digital (the “Excluded Federated Assets”):

(a) All assets of the Gannett Companies not used primarily or solely in connection with the business of the Federated Newspapers, other than those listed in Schedules hereto;

(b) Claims by the Gannett Companies with respect to the Excluded Federated Assets and liabilities not assumed by TDI, including without limitation claims for tax refunds and counterclaims with respect to obligations and liabilities not being assumed by TDI hereunder;

(c) All contracts of insurance and all insurance proceeds or claims made by the Gannett Companies, tax records and tax returns;

(d) All employee benefit plans of any nature and their assets;

(e) Cash on hand and in banks, other cash items and cash equivalents;

(f) All tangible personal property of the Gannett Companies disposed of or consumed in the ordinary course of the operation of the Federated Newspapers or with the consent of TDI between the date of this Agreement and the Closing Date;

(g) The right to use the name “Gannett”;

(h) Federated’s corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Federated and duplicate copies of such records as are necessary to enable the Gannett Companies to file their tax returns and reports as well as any other records or materials relating to the Gannett Companies generally and not involving or relating to the Federated Assets or the operation of the Federated Newspapers;

(i) All “house” and other marks of the Gannett Companies not primarily used in connection with the business of the Federated Newspapers (the “Gannett Marks”); and

(j) Any right, property or asset described in Schedule 1.2 hereto.

1.3 Liabilities. The Federated Assets shall be exchanged, transferred and conveyed to TDI, KR USA and KR Digital free and clear of all liabilities, liens, security interests and encumbrances of any kind, except for (i) liens for taxes not yet due and payable, (ii) those liens listed on Schedule 1.3 hereto and (iii) any encumbrances referenced in Section 5.10(a). TDI shall assume, discharge and perform (a) the liabilities and obligations of the Gannett Companies to the extent arising and required to be performed after the Closing under the Federated Contracts listed on Schedule 5.9(a) (including, without limitation, the Federated Labor Agreements) and any contracts (other than leases of real property) to which any of the Gannett Companies is a party that are used in the ordinary course of business and either involve annual consideration of less than $10,000 or are terminable by the Gannett Companies without penalty or other financial obligation upon notice of thirty (30) days or less; (b) those liabilities and obligations of Federated as of the Closing Date under agreements for advertising to be run in whole or in part in issues of the Federated Newspapers published after the Closing Date (subject to adjustment as provided in Section 3.3 below); and (c) those liabilities of the Federated Newspapers to the extent reflected on or reserved against on the Actual Federated Closing Date Balance Sheet, but only in the amounts shown therein (collectively, the “Assumed Federated Liabilities”). Except for the Assumed Federated Liabilities, the KRI Companies do not assume and will not be liable for any other liability, obligation, claim, lien, security interest or encumbrance of the Gannett Companies or the Federated Newspapers, including without limitation long-term liabilities, liabilities for taxes and obligations to employees. Subject to the terms and conditions of this Agreement, if TDI (or the TDI Designee or any TDI Designee) does not timely discharge and perform any of the Assumed Federated Liabilities, KRI shall discharge and perform, or cause TDI (or such TDI Designee) to discharge and perform, such Assumed Federated Liabilities.

1.4 TDI Designee. Each of TDI, KR USA and KR Digital may, without the consent of any Gannett Company, assign to one or more of its affiliates (the “TDI Designee(s)”) all or any portion of its rights to acquire any Federated Assets or to assume, discharge and perform any of its liabilities or other obligations described in Section 1.3 above, in each case in accordance with the terms and conditions of this Agreement. TDI, KR USA or KR Digital, as the case may be, shall notify Gannett at least two business days prior to the Closing as to the identity of the TDI Designee(s), if any. The TDI Designee(s) shall agree in writing that, from and after the Closing, the TDI Designee(s) will be bound by and subject to the provisions of this Agreement with respect to any Federated Assets acquired by it and any liabilities or other obligations assumed by it.

ARTICLE II. TRANSFER OF THE TALLAHASSEE DEMOCRAT ASSETS

2.1 Transfer of the Tallahassee Democrat Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date TDI, KR USA and KR Digital will exchange, assign, transfer, convey or cause to be conveyed, and deliver to Federated and Media West, and Federated and Media West will acquire and accept from TDI, KR USA and KR Digital, the assets and properties, tangible or intangible, of every kind and description used or held for use in connection with the business and operation of the Tallahassee Democrat (all such assets being referred to herein as the “Tallahassee Democrat Assets”), but excluding the Excluded Tallahassee Democrat Assets described in Section 2.2 below. The Tallahassee Democrat Assets include, but are not limited to, the following:

(a) All of the tangible personal property, assets and equipment used in connection with the business and operation of the Tallahassee Democrat, including without limitation all inventory, raw materials, supplies, work in process and finished goods (“Tallahassee Inventory”) and those assets listed in Schedule 2.1(a) and any replacements and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of the Tallahassee Democrat’s business (“Tallahassee Tangible Personal Property”);

(b) All real property and leasehold and other interests in and rights to real property owned by any KRI Company and used primarily in connection with the business and operation of the Tallahassee Democrat (together with all easements and other rights appurtenant thereto and all structures, fixtures, and improvements located thereon, which need not be listed) and all such properties and interests listed in Schedules 6.10(a) and 6.10(b), together with any additions thereto between the date hereof and the Closing Date (“Tallahassee Real Property”);

(c) All of TDI’s outstanding accounts receivable as of the Closing Date arising out of the business of the Tallahassee Democrat;

(d) All right, title and interest in and to all contracts, leases, agreements and similar arrangements (whether written or oral) that relate to the publication and distribution of the Tallahassee Democrat or are otherwise assumed pursuant hereto, including, but not limited to, all orders and agreements for the sale of advertising relating to the Tallahassee Democrat (collectively, the “Tallahassee Democrat Contracts”), including those described in Schedule 6.9(a) hereto;

(e) All of TDI’s right, title and interest in and to all licenses and other governmental authorizations relating to the Tallahassee Democrat;

(f) All publishable materials of any nature, as used in the business of the Tallahassee Democrat, the name “The Tallahassee Democrat” and all related mastheads, copyrights, patents, trademarks (other than the KRI Marks (as defined below in Section 2.2(i)), service marks, logotypes and trade names (including registrations and applications for registration of any of the foregoing), web sites, Internet domain names, processes, inventions, computer programs, trade secrets, promotional designs, concepts and materials, advertiser lists, mailing lists, subscriber lists and other intangible rights issued to or owned by TDI, KR USA and KR Digital and used in connection with the publication and distribution of the Tallahassee Democrat (“Tallahassee Names and Intangibles”);

(g) TDI’s library or “morgue” of back and current issues of the Tallahassee Democrat, including all files of clippings, photographs (negatives and positives) and related publication material, together with all bound files and file copies of the Tallahassee Democrat and microfilms and electronic files thereof and all rights of use relating thereto (“Tallahassee Morgue”);

(h) All of the Tallahassee Democrat’s files and other records (whether in paper, electronic or other formats) relating to the ownership of the Tallahassee Democrat Assets or operation of the Tallahassee Democrat (other than duplicate copies of such files and records that are maintained in the offices of the KRI Companies or their affiliates); and

(i) All of any KRI Company’s right, title and interest in or with respect to confidentiality obligations of third parties in favor of any KRI Company relating primarily to the business or operations of the Tallahassee Democrat or use restrictions imposed on third parties with respect to any Tallahassee Names and Intangibles.

2.2 Excluded Tallahassee Democrat Assets. The following assets relating to the business and operation of the Tallahassee Democrat shall be retained by the KRI Companies and shall not be exchanged, assigned or transferred to Federated and Media West (the “Excluded Tallahassee Democrat Assets”):

(a) All assets of the KRI Companies not used primarily or solely in connection with the business of the Tallahassee Democrat, other than those listed in Schedules hereto;

(b) Claims by the KRI Companies with respect to the Excluded Tallahassee Democrat Assets and liabilities not assumed by Federated, including without limitation claims for tax refunds and counterclaims with respect to obligations and liabilities not being assumed by Federated hereunder;

(c) All contracts of insurance and all insurance proceeds or claims made by the KRI Companies, tax records and tax returns;

(d) All employee benefit plans of any nature and their assets;

(e) Cash on hand and in banks, other cash items and cash equivalents;

(f) All tangible personal property of the KRI Companies disposed of or consumed in the ordinary course of the operation of the Tallahassee Democrat or with the consent of Federated between the date of this Agreement and the Closing Date;

(g) The right to use the name “Knight Ridder”;

(h) TDI’s corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of TDI and duplicate copies of such records as are necessary to enable the KRI Companies to file their tax returns and reports as well as any other records or materials relating to KRI Companies generally and not involving or relating to the Tallahassee Democrat Assets or the operation of the Tallahassee Democrat;

(i) All “house” and other marks of the KRI Companies not primarily used in connection with the business of the Tallahassee Democrat (the “KRI Marks”);

(j) Any right, property or asset described in Schedule 2.2 hereto.

2.3 Liabilities. The Tallahassee Democrat Assets shall be exchanged, transferred and conveyed to Federated and Media West free and clear of all liabilities, liens, security interests and encumbrances of any kind, except for (i) liens for taxes not yet due and payable, (ii) those liens listed on Schedule 2.3 hereto and (iii) any encumbrances referenced in Section 6.10(a). Federated shall assume, discharge and perform (a) the liabilities and obligations of the KRI Companies to the extent arising and required and to be performed after the Closing under the Tallahassee Democrat Contracts listed on Schedule 6.9(a) and any contracts (other than leases of real property) to which any of the KRI Companies is a party that are used in the ordinary course of business and either involve annual consideration of less than $10,000 or are terminable by the KRI Companies without penalty or other financial obligation upon notice of thirty (30) days or less; (b) those liabilities and obligations of TDI as of the Closing Date under agreements for advertising to be run in whole or in part in issues of The Tallahassee Democrat published after the Closing Date (subject to adjustment as provided in Section 3.3 below); and (c) those liabilities of the Tallahassee Democrat to the extent reflected on or reserved against on the Actual TDI Closing Date Balance Sheet, but only in the amounts shown therein (collectively, the “Assumed Tallahassee Liabilities”). Except for the Assumed Tallahassee Liabilities, the Gannett Companies do not assume and will not be liable for any other liability, obligation, claim, lien, security interest or encumbrance of the KRI Companies or the Tallahassee Democrat, including without limitation long-term liabilities, liabilities for taxes and obligations to employees. Subject to the terms and conditions of this Agreement, if Federated (or the Federated

Designee or any Federated Designee) does not timely discharge and perform any of the Assumed Tallahassee Liabilities, Gannett shall discharge and perform, or cause Federated (or such Federated Designee) to discharge and perform, such Assumed Tallahassee Liabilities.

2.4 Federated Designee. Each of Federated and Media West may, without the consent of any KRI Company, assign to one or more of its affiliates (the “Federated Designee(s)”) all or any portion of its rights to acquire any Tallahassee Democrat Assets or to assume, discharge and perform any of its liabilities or other obligations described in Section 2.3 above, in each case in accordance with the terms and conditions of this Agreement. Federated or Media West, as the case may be, shall notify KRI at least two business days prior to the Closing as to the identity of the Federated Designee(s), if any. The Federated Designee(s) shall agree in writing that, from and after the Closing, the Federated Designee(s) will be bound by and subject to the provisions of this Agreement with respect to any Tallahassee Democrat Assets acquired by it and any liabilities or other obligations assumed by it.

ARTICLE III. CONSIDERATION

3.1 Consideration.

(a) In exchange for the Tallahassee Democrat Assets, the payment to Federated and Media West of an aggregate of Two Hundred Thirty-Seven Million Dollars ($237,000,000) (the “Cash Consideration”), subject to adjustment as provided in Section 3.3 below, and the assumption of certain obligations of the Gannett Companies pursuant to Section 1.3 above, Federated, Media West and GANSAT shall, subject to Article VIII below, at the Closing, deliver to TDI, KR USA and KR Digital the Federated Assets, and Federated will assume the obligations of the KRI Companies pursuant to Section 2.3 hereof

(b) In exchange for the Federated Assets and the assumption of certain obligations of the KRI Companies pursuant to Section 2.3 above, TDI, KR USA and KR Digital shall, subject to Article IX below, at the Closing, deliver to Federated and Media West the Tallahassee Democrat Assets and pay the Cash Consideration to Federated and Media West, and TDI, KR USA and KR Digital will assume the obligations of the Gannett Companies pursuant to Section 1.3 hereof.

3.2 Allocation of Consideration. After the Closing Date, the parties shall attempt in good faith to agree upon the allocation of the Federated Assets and the Tallahassee Democrat Assets among exchange groups and, if applicable, a residual group as provided in Treasury Regulations Section 1.1031(j)-1 and the assignment of fair market values to each of the Federated Assets and the Tallahassee Democrat Assets (such allocation and assignment of fair market values, the “Allocation”). For the purpose of the Allocation, the Federated Assets and the Tallahassee Democrat Assets shall include but not be limited to all tangible personal property, real property and intangible property. If the parties are unable to agree upon the Allocation within 90 days following the Closing Date, the Allocation shall be determined based on an appraisal of the assets by the valuation of firm of Deloitte Financial Advisory Services LLP (the “Appraiser”), whose fees shall be paid equally by the Gannett Companies and KRI Companies. The parties agree not to voluntarily take any position for tax purposes inconsistent with the Allocation and will prepare and file all tax returns and reports relating to the exchanges contemplated by this Agreement, including all original and amended federal, state and local income tax returns, in a manner which is consistent with the Allocation.

3.3 Purchase Price Adjustments.

(a) The parties acknowledge and agree that the Cash Consideration is based in part upon the Federated Adjustment Amount (as defined below), as described in the Federated Financial Schedules defined in Section 5.3, and the TDI Adjustment Amount (as defined below), as described in the TDI Financial Schedules defined in Section 6.3. If on the Closing Date the Federated Adjustment Amount is greater than the TDI Adjustment Amount, the Cash Consideration will be increased by such excess. If on the Closing Date the TDI Adjustment Amount is greater than the Federated Adjustment Amount, the Cash Consideration will be reduced by such excess. The calculations described above are referred to herein as the “Balance Sheet Test.” For the purposes of this Agreement, (i) the “Federated Adjustment Amount” means the excess of the current assets of the Federated Newspapers over the total liabilities of the Federated Newspapers on the Closing Date, which amount shall be a negative number if such current assets do not exceed such total liabilities; and (ii) the “TDI Adjustment Amount” means the excess of the current assets of the Tallahassee Democrat plus $300,000 over the total liabilities of the Tallahassee Democrat on the Closing Date, which amount shall be a negative number if such current assets plus $300,000 do not exceed such total liabilities. For purposes of this Agreement, “current assets” and “total liabilities” of each of the Federated Newspapers and the Tallahassee Democrat shall consist of the types of items described in Schedule 3.3(a).

(b) The parties acknowledge and agree that the Cash Consideration is based in part on the assumption that the Closing will occur on or before September 25, 2005 (the “Target Closing Date”). If, for any reason, the Closing has not occurred by the Target Closing Date, the Cash Consideration shall be adjusted pursuant to this Section 3.3(b). If on the Closing Date the Federated Seasonality Adjustment (as defined below) is greater than the Tallahassee Seasonality Adjustment (as defined below), the Cash Consideration will be reduced by such excess. If on the Closing Date the Tallahassee Seasonality Adjustment (as defined below) is greater than the Federated Seasonality Adjustment, the Cash Consideration will be increased by such excess. For the purposes of this Agreement, the “Federated Seasonality Adjustment” means: (i) the earnings before interest, depreciation, amortization and any other non-cash items, but after taxes (“After Tax Cash Flow”) of the Federated Newspapers generated during the period from and including September 26, 2005 through 12:01 a.m. (local time) on the Closing Date (the “Federated Adjustment Period”), as calculated initially by Federated in accordance with generally accepted accounting principles applied on a consistent basis, except that, whether or not required to be so treated by generally accepted accounting principles (x) newsprint expense for such period will be computed on a FIFO cost basis, (y) a combined federal, state and local effective tax rate of 36% will be used for such period, and (z) any portion of the salaries, benefits, memberships, travel or other expenses, overhead or corporate allocation attributable to the ownership, management or supervision of the Federated Newspapers for such period by any corporate headquarters personnel of Gannett will be eliminated; reduced by (ii) an amount equal to the product of $237,000,000 multiplied by Gannett’s weighted average cost of commercial paper during the Federated Adjustment Period (which shall be determined initially by Gannett). Notwithstanding the foregoing, if any Federated Casualty (as defined in Section 7.13) shall have occurred during the Federated Adjustment Period, with respect to any day during the Federated Adjustment

Period for which any Federated Newspaper is not being published in a manner consistent with its past operations as a result of such Federated Casualty, the Federated Seasonality Adjustment attributable to such Federated Newspaper for such day shall be equal to 1/364th of the average After Tax Cash Flow of such Federated Newspaper generated during the twelve accounting periods immediately preceding the date of the occurrence of such Federated Casualty, as adjusted by Federated in accordance with the preceding sentence. For purposes of this Agreement, the “Tallahassee Seasonality Adjustment” means the After Tax Cash Flow of The Tallahassee Democrat generated during the period from and including September 26, 2005 through 12:01 a.m. (local time) on the Closing Date (the “Tallahassee Adjustment Period”), as calculated initially by TDI in accordance with generally accepted accounting principles applied on a consistent basis, except that, whether or not required to be so treated by generally accepted accounting principles (i) newsprint expense for such period will be computed on a FIFO cost basis, (ii) a combined federal, state and local effective tax rate of 36% will be used for such period, and (iii) any portion of the salaries, benefits, memberships, travel or other expenses, overhead or corporate allocation attributable to the ownership, management or supervision of The Tallahassee Democrat for such period by any corporate headquarters personnel of KRI will be eliminated. Notwithstanding the foregoing, if any TDI Casualty (as defined in Section 7.12) shall have occurred during the Tallahassee Adjustment Period, with respect to any day during the Tallahassee Adjustment Period for which the Tallahassee Democrat is not being published in a manner consistent with its past operations as a result of such TDI Casualty, the Tallahassee Seasonality Adjustment for such day shall be equal to 1/364th of the average After Tax Cash Flow of the Tallahassee Democrat generated during the twelve accounting periods immediately preceding the date of the occurrence of such TDI Casualty, as adjusted by TDI in accordance with the preceding sentence.

(c) In computing the adjustment described in Section 3.3(a) above, at least two business days but not more than five business days prior to the Closing, an estimated Closing Date balance sheet for the Federated Newspapers (the “Estimated Federated Closing Date Balance Sheet”) shall be prepared by Federated in accordance with generally accepted accounting principles, except that accrued vacation (to the extent not required to be paid at Closing under applicable law), accrued rebates, paid-in-advance subscription liabilities and prepaid advertising, including, without limitation, those trade or barter obligations acquired hereunder (valued at fair value as determined by Federated), will be included in total liabilities, whether or not required to be so treated by generally accepted accounting principles. Except for accrued vacation, total liabilities will not include any liabilities relating to the Federated Benefit Plans (including, without limitation, retiree health and life insurance benefits). All federal, state and local taxes for which the Gannett Companies remain liable, all Excluded Federated Assets, all sick pay accruals and all intercompany and affiliate receivables or liabilities will be excluded from the Federated Adjustment Amount.

(d) In computing the adjustment described in Section 3.3(a) above, at least two business days but not more than five business days prior to the Closing, an estimated Closing Date balance sheet for the Tallahassee Democrat (the “Estimated TDI Closing Date Balance Sheet”) shall be prepared by TDI in accordance with generally accepted accounting principles, except that accrued vacation (to the extent not required to be paid at Closing under applicable law), accrued rebates, paid-in-advance subscription liabilities and prepaid advertising, including, without limitation, those trade or barter obligations acquired hereunder (valued at fair value as determined by TDI), will be included in total liabilities, whether or not required to be so treated by generally accepted accounting principles. Except for accrued vacation, total liabilities will not include any liabilities relating to the TDI Benefit Plans (including, without limitation, retiree health and life insurance benefits). All federal, state and local taxes for which the KRI Companies remain liable, all Excluded Tallahassee Democrat Assets, all sick pay accruals and all intercompany and affiliate receivables or liabilities will be excluded from the TDI Adjustment Amount.

(e) If, for any reason, the Closing has not occurred by the Target Closing Date, the adjustment described in Section 3.3(b) above shall be computed as provided in this Section 3.3. In such event, at least two business days, but not more than five business days, prior to the Closing, (i) an estimated statement of After Tax Cash Flow for the Federated Newspapers for the Federated Adjustment Period (the “Estimated Federated Statement of After Tax Cash Flow”) shall be prepared by Federated in accordance with Section 3.3(b) above and delivered to TDI; and (ii) an estimated statement of After Tax Cash Flow for The Tallahassee Democrat for the Tallahassee Adjustment Period (the “Estimated TDI Statement of After Tax Cash Flow”) shall be prepared by TDI in accordance with Section 3.3(b) above and delivered to Federated.

(f) On the day preceding the Closing Date, to the extent practical, the adjustments provided in this Section 3.3 shall be made to the Cash Consideration on the basis of the then most recent period end financial information of the Federated Newspapers and the Tallahassee Democrat, which shall be reflected on (i) the Estimated Federated Closing Date Balance Sheet and the Estimated TDI Closing Date Balance Sheet, respectively; and (ii), if required as provided above, the Estimated Federated Statement of After Tax Cash Flow and the Estimated TDI Statement of After Tax Cash Flow, respectively. Within 120 days after the Closing Date, (i) Federated will prepare an adjusted balance sheet (“Actual TDI Closing Date Balance Sheet”) of the Tallahassee Democrat as of 12:01 a.m. (local time) on the Closing Date, reflecting the adjustments provided in this Section 3.3 and showing the recalculation of adjustments reflected on the Estimated TDI Closing Date Balance Sheet; (ii) TDI will prepare an adjusted balance sheet (“Actual Federated Closing Date Balance Sheet”) of the Federated Newspapers as of 12:01 a.m. (local time) on the Closing Date, reflecting the adjustments provided in this Section 3.3 and showing the recalculation of adjustments reflected on the Estimated Federated Closing Date Balance Sheet; (iii) if required as provided above, TDI will prepare a revised statement of After Tax Cash Flow (“Actual TDI Statement of After Tax Cash Flow”) of the Tallahassee Democrat for the Tallahassee Adjustment Period, reflecting the adjustments provided in this Section 3.3 and showing the recalculation of adjustments reflected on the Estimated TDI Statement of After Tax Cash Flow; and (iv) if required as provided above, Federated will prepare a revised statement of After Tax Cash Flow (the “Actual Federated Statement of After Tax Cash Flow”) of the Federated Newspapers for the Federated Adjustment Period, reflecting the adjustments provided in this Section 3.3 and showing the recalculation of adjustments reflected on the Estimated Federated Statement of After Tax Cash Flow. Within 150 days after the Closing Date, final adjustments pursuant to this Section 3.3 and any required refund or payment shall be made on the basis of the Actual Federated Closing Date Balance Sheet, Actual TDI Closing Date Balance Sheet, and if required as provided above, Actual TDI Statement of After Tax Cash Flow and Actual Federated Statement of After Tax Cash Flow. If any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the parties, it shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been employed by either party for the two years preceding the Closing Date. The determination of such firm shall be conclusive and binding on each party. The fees of such firm shall be shared equally by Federated and TDI.

3.4 Newspaper Issues. The Gannett Companies shall be entitled to all income earned and be responsible for all expenses incurred in connection with the business and operation of the Federated Newspapers prior to the Closing Date and in connection with the business and operation of the Tallahassee Democrat on or subsequent to the Closing Date. The KRI Companies shall be entitled to all income earned and be responsible for all expenses incurred in connection with the business and operation of the Tallahassee Democrat prior to the Closing Date and in connection with the business and operation of the Federated Newspapers on or subsequent to the Closing Date. Items to be prorated hereunder and reflected on the Actual TDI Closing Date Balance Sheet or the Actual Federated Closing Date Balance Sheet, as applicable, shall be prorated as of 12:01 a.m., local time of the applicable newspaper, on the Closing Date and shall include, without limitation, power and utility charges, rent, personal property taxes and real property taxes.

ARTICLE IV. THE CLOSING

4.1 Time and Place of Closing. Subject to the provisions of Articles VIII and IX below, the closing (the “Closing”) of the exchange of the Federated Assets and the Tallahassee Democrat Assets shall be held in the offices of Nixon Peabody LLP, 401 9th Street, NW, Washington, DC 20004 at 10:00 a.m. on August 28, 2005 or, if later, the date five (5) business days after satisfaction of the conditions set forth in Articles VIII and IX or such other time and place as shall be mutually agreed upon by the parties (the “Closing Date”).

4.2 Deliveries by the Gannett Companies. At the Closing, Federated and Media West will deliver to TDI, KR USA and KR Digital the following:

(a) Bills of sale, deeds, assignments and other instruments of transfer and conveyance transferring and assigning the Federated Assets to TDI (other than certain Federated Names and Intangibles, which shall be assigned to KR USA or KR Digital), in form and substance satisfactory to the parties, including a bill of sale and assignment in the form attached hereto as Exhibit 4.2(a1), warranty deeds in the forms attached hereto as Exhibit 4.2(a2) and one or more assignments of trademark rights in the form attached hereto as Exhibit 4.2(a3);

(b) Consents to assignment from third parties relating to the Material Federated Contracts listed on Schedule 12.8(a) hereto, as well as any other consents obtained by Federated;

(c) An assumption agreement pursuant to which Federated shall assume the KRI Companies’ liabilities and obligations as provided in Section 2.3 hereof in the form attached hereto as Exhibit 4.2(c);

(d) Discharges of mortgages and liens, including UCC-3 termination statements, signed by every secured party, in recordable form, of all Liens (as defined below) on the assets to be transferred to TDI, KR USA and KR Digital, other than Liens for taxes not yet due and payable;

(e) A certificate of non-foreign person status for purposes of Section 1445 of the Code (a “FIRPTA Certificate”) and an owner’s affidavit in commercially reasonable form, to the extent such affidavit is required by TDI’s title company to obtain title insurance with respect to the real property to be transferred to TDI;

(f) Certificate of an officer of Federated in the form attached hereto as Exhibit 4.2 (f);

(g) The Transition Services Agreement between Gannett and KRI (the “Transition Services Agreement”) in substantially the form attached hereto as Exhibit 4.2(g); and

(h) Such other certificates, instruments and documents as are reasonably required to be delivered by the Gannett Companies pursuant to this Agreement.

4.3 Deliveries by the KRI Companies. At the Closing, the KRI Companies will deliver to Federated and Media West the following:

(a) Bills of sale, deeds, assignments and other instruments of transfer and conveyance transferring and assigning the Tallahassee Democrat Assets to Federated (other than certain Tallahassee Names and Intangibles, which shall be assigned to Media West), in form and substance satisfactory to the parties, including a bill of sale and assignment in the form attached hereto as Exhibit 4.3(a1), warranty deeds in the forms attached hereto as Exhibit 4.3(a2) and one or more assignments of trademark rights in the form attached hereto as Exhibit 4.3(a3);

(b) Consents to assignment from third parties relating to the Material Tallahassee Democrat Contracts listed on Schedule 12.8(b) hereto, as well as any other consents obtained by TDI;

(c) An assumption agreement pursuant to which TDI shall assume the Gannett Companies’ liabilities and obligations as provided in Section 1.3 hereof in the form attached hereto as Exhibit 4.3(c);

(d) Discharges of mortgages and liens, including UCC-3 termination statements, signed by every secured party, in recordable form, of all Liens on the assets to be transferred to Federated and Media West, other than Liens for taxes not yet due and payable;

(e) A FIRPTA Certificate and an owner’s affidavit in a commercially reasonable form, to the extent such affidavit is required by the Federated’s title company to obtain title insurance with respect to the real property to be transferred to Federated;

(f) Certificate of an officer of TDI in the form attached hereto as Exhibit 4.3(g);

(g) Payment of the Cash Consideration by wire transfer to an account which shall be designated in writing by Federated and Media West at least three business days prior to the Closing;

(h) Transition Services Agreement; and

(i) Such other certificates, instruments and documents as are reasonably required to be delivered by the KRI Companies pursuant to this Agreement.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF FEDERATED

Each of Gannett and Federated, jointly and severally, represents and warrants to the KRI Companies as follows:

5.1 Organization; Qualification. Each of the Gannett Companies is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Federated has the full power and authority to own and operate the Federated Assets and to carry on the business operations of the Federated Newspapers as such operations are now being conducted.

5.2 Authority Relative to this Agreement. The Gannett Companies have the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform their obligations as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate and shareholder action, and this Agreement has been duly and validly executed and delivered by the Gannett Companies and constitutes a legal, valid and binding obligation of the Gannett Companies enforceable against the Gannett Companies in accordance with its terms.

5.3 Financial Schedules. Federated has furnished to the KRI Companies (i) the unaudited income statement and balance sheet of Federated with respect to each of the Federated Newspapers for the fiscal year ended December 26, 2004 and (ii) unaudited income statement and balance sheet for the six months ended and as of June 26, 2005 (the “Federated Financial Schedules”). June 26, 2005 is the “Federated Balance Sheet Date.” The Federated Financial Schedules have been prepared from and are in accordance with the books and records regularly maintained by Federated and Gannett with respect to the Federated Newspapers. The Federated Financial Schedules present fairly the financial condition and results of operations of the Federated Newspapers for the periods indicated, other than certain employee benefit liabilities which are accrued on Gannett’s balance sheet. No material adjustments of the Federated Financial Schedules are required for a fair presentation of the financial condition and the results of the Federated Newspapers’ operations for the periods indicated, other than certain employee benefit liabilities which are accrued on Gannett’s balance sheet. Federated makes no representations, however, about the future business or financial prospects of the Federated Newspapers for the KRI Companies’ intended purposes.

5.4 Business Since the Federated Balance Sheet Date. Since the Federated Balance Sheet Date: (a) the business of the Federated Newspapers has been conducted in the ordinary course of business and in substantially the same manner as it was before the Federated

Balance Sheet Date, and (b) there have been no material adverse changes in the business, condition (financial or otherwise) or results of the Federated Newspapers’ operations.

5.5 No Defaults. The execution, delivery and performance of this Agreement by the Gannett Companies will not (a) conflict with any provision of their respective articles (or certificate) of incorporation or bylaws, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any Material Federated Contract (as defined in Section 12.8 below), (c) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to the Gannett Companies or any of the Federated Assets, or (d) result in the creation or imposition of any Lien on any of the Federated Assets.

5.6 No Undisclosed Liabilities. The Gannett Companies have no obligation or liability to be reflected or reserved against in any of the Federated Financial Schedules which is not fully reflected or reserved against in such Federated Financial Schedules or otherwise disclosed hereunder related to the Federated Newspapers, and there is no asserted or, to the knowledge of Federated (as defined in Section 5.13(b) below), unasserted claim or contingent liability whether or not required to be reflected or reserved against in the Federated Financial Schedules, which in reasonable likelihood could after Closing result in any form of transferee liability against the KRI Companies or subject the Federated Assets to any Lien, or otherwise affect the full, free and unencumbered use of the Federated Assets by the KRI Companies in any material respect.

5.7 Licenses and Authorizations. Schedule 5.7 to this Agreement lists all the licenses, permits and authorizations that are held by the Gannett Companies as of the date hereof that are required for the conduct of the Federated Newspapers’ business operations, as presently conducted, and which, if not present or not in full force and effect, would have a material adverse effect on such business operations. All such licenses, permits and authorizations are in full force and effect with no violations of any of them having occurred.

5.8 Condition and Adequacy of the Federated Assets.

(a) The tangible assets included in the Federated Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable in accordance with general industry practices for the purposes for which they are currently used and intended to be used. Attached as Schedule 5.8 are complete and correct publisher’s statements submitted to the Audit Bureau of Circulations for the six months ended March 31, 2005 for each of the Federated Newspapers, and, since March 31, 2005, there has been no materially adverse change in the data presented in such publisher’s statements. Schedule 5.8 also sets forth, with respect to each of the Federated Newspapers, the total daily and weekly paid subscribers as of June 30, 2005 and a statement of whether its circulation has been audited by the Audit Bureau of Circulations or the Certified Audit of Circulations. All information relating to the Federated Newspapers, their distribution and subscribers provided to the Audit Bureau of Circulations or the Certified Audit of Circulations was true, correct and complete in all material respects as of and for the periods related thereto.

(b) The Work (as defined in the USA TODAY Print Agreement listed on Schedule 5.9(a) (“USAT Print Agreement”)) performed by The Olympian under the USAT Print Agreement conforms to the Specifications and other Work Criteria (as such terms are defined in the USAT Print Agreement). The press and other equipment used for the Work also meet, and since January 1, 2005 have met, the Specifications required under the USAT Print Agreement for producing USA TODAY. Employees of The Olympian are adequately trained in the daily operation and maintenance of such equipment and the performance of the Work. The Gannett Companies are not aware of any material capital expenditures that would be required, within the 18-month period following the date of this Agreement, in order to continue to conform to the Specifications. The Federated Financial Schedules reflect accruals in accordance with generally accepted accounting principles for the expenses associated with the distribution of USA WEEKEND by the Federated Newspapers.

5.9 Contracts and Arrangements.

(a) Schedule 5.9(a) hereto contains true and complete lists of all Federated Contracts included in the Federated Assets, except for those contracts (other than leases of real property) involving annual consideration of less than $10,000 or which are terminable by the Gannett Companies without penalty or other financial obligation upon notice of thirty (30) days or less, including, but not limited to the following Federated Contracts: (i) barter or trade contracts; (ii) sales agency or advertising representation contracts; (iii) contracts for future construction or purchase of capital improvements or equipment; (iv) license agreements (other than licenses for “off-the-shelf” third party application software) and any agreements under which any Federated Newspaper is authorized to publish materials supplied by others in future issues of the newspaper; (v) leases of real property and personal property; (vi) printing contracts; (vii) supply agreements (including contracts for the supply of newsprint); (viii) franchises, joint venture and partnership agreements; (ix) collective bargaining agreements, employment agreements and any contract or other arrangement relating to any Federated Newspaper between Federated and any current or former director or officer or affiliate of Federated; (x) any contract relating to any Federated Newspaper which limits its freedom to engage in any line of business or to compete with any other person; (xi) any contract relating to any Federated Newspaper that has a change of control, due on sale or similar provision; and (xii) any other contract, agreement or commitment not entered into in the ordinary course of business.

(b) Subject to Section 12.8 hereof, provided that any requisite consent to the assignment of the Federated Contracts to TDI is obtained, each of the Federated Contracts which is assigned to and assumed by TDI on the Closing Date is valid and in full force and effect.

(c) Subject to Federated obtaining all necessary third-party consents, Federated has full legal power and authority to assign its rights under the Federated Contracts to TDI in accordance with this Agreement, and such assignment shall not affect the validity, enforceability and continuity of any of the Federated Contracts. Neither Federated, nor to its knowledge any other party, has defaulted or caused an event of default or other event which with notice or lapse of time or both, would, in reasonable likelihood, constitute a default or an event of default, under any such Federated Contract, which defaults or events of default in the aggregate would exceed $100,000 and/or could reasonably be expected to result in an eviction under a lease of real property. Federated has provided the KRI Companies with complete copies of all of the Federated Contracts.

5.10 Title.

(a) Schedule 5.10(a) lists all real property owned by the Gannett Companies and included in the Federated Assets. Federated owns and has good and valid marketable title to such properties, free and clear of all security interests, mortgages, conditional sales agreements, charges, liens and other encumbrances (“Liens”), except for (i) liens for taxes not yet due and payable, (ii) those liens set forth on Schedule 5.10(a) which will be removed at or prior to Closing and (iii) any encumbrances (but not other Liens) that could not reasonably be expected to materially impair the use of any parcel of real property for the purposes for which it is currently used.

(b) Schedule 5.10(b) lists all real property leased by the Gannett Companies and used in the operation of the Federated Newspapers.

(c) Schedule 1.1(a) lists all material tangible personal property included in the Federated Assets and describes any Liens on such property. Except as set forth in Schedule 1.1(a) or Schedule 5.10(b), Federated owns and has good and valid title to such properties, free and clear of all Liens, except for liens for taxes not yet due and payable.

(d) Other than the Excluded Federated Assets, neither Gannett nor any of its affiliates (other than Federated, Media West and GANSAT) owns any assets or properties, tangible or intangible, used primarily in the business and operations of any of the Federated Newspapers. Media West does not own any assets or properties, tangible or intangible, used primarily in the business and operations of any of the Federated Newspapers other than the Federated Names and Intangibles. Other than the Excluded Federated Assets, GANSAT does not own any assets or properties, tangible or intangible, used primarily in the business and operations of any of the Federated Newspapers other than the items listed on Schedule 5.10(d).

5.11 Intellectual Property. Schedule 5.11 to this Agreement sets forth a correct and complete list of all the trademarks, trade names, service marks, mastheads, logotypes, domain names and patents which are owned or held for use by any of the Gannett Companies in connection with the business and operation of the Federated Newspapers (the “Federated Rights”). The registrations (if any) for the Federated Rights and any copyrights included in the Federated Assets (the “Federated Copyrights”) are valid, in good standing and uncontested. Federated possesses adequate rights, licenses or other authority to use all Federated Rights and Federated Copyrights necessary to conduct the business of the Federated Newspapers as presently conducted. Federated has not received any notice with respect to any alleged infringement or unlawful or improper use of any Federated Rights or Federated Copyrights owned or alleged to be owned by others. No director, officer or employee of the Gannett Companies or of any of its affiliates has any interest in any Federated Right listed on Schedule 5.11 or any Federated Copyrights, all of which are free and clear of any Lien. Federated has not granted any outstanding licenses or other rights to any Federated Rights listed on Schedule 5.11 or any Federated Copyrights, and Federated has no knowledge of any infringement of any of the Federated Rights or any Federated Copyrights.

5.12 Litigation and Compliance with Laws. Except as set forth on Schedule 5.12: (a) none of the Gannett Companies, with respect to the Federated Newspapers, has been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state, or local governmental authority or agency which has or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Federated Newspapers; (b) none of the Gannett Companies nor any of their officers or agents has received any inquiry, written or oral from any such authority or agency concerning any of the operations or business of the Federated Newspapers during the 12-month period prior to the date of this Agreement which could reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Federated Newspapers; and (c) there is no litigation pending by or against, or to Federated’s knowledge threatened against, any of the Gannett Companies or the Federated Newspapers related to or affecting any of the Federated Assets. Except as disclosed in Schedule 5.12 and except for environmental matters which will be governed exclusively by Section 5.18 below, the Gannett Companies have complied in all material respects with all laws, regulations, orders or decrees applicable to the Federated Newspapers, and the present uses by the Gannett Companies of the Federated Assets do not violate any such laws, regulations, orders or decrees, in any material respect, including, with respect to any owned or leased real property, any applicable zoning ordinance and other governmental regulations, and, to Federated’s knowledge, there is no basis for any claim for compensation or damage or other relief from any violation of the foregoing.

5.13 Employees and Employee Relations.

(a) Schedule 5.13(a) lists the names and salaries of all the full and part-time employees of the Federated Newspapers identifying those paid on a commission basis; all such employees are employed by Federated and not by any other Gannett Company or affiliate thereof. Any collective bargaining agreement or any other labor agreement covering or relating to any of the employees of the Federated Newspapers is listed on Schedule 5.9(a) hereto. Apart from such collective bargaining agreements, the Gannett Companies have not recognized, and Federated has not received a demand for recognition of, any collective bargaining representative of employees of the Federated Newspapers. To the knowledge of Federated, except as set forth on Schedule 5.13(a), Federated is in compliance in all material respects with all applicable federal, state and local laws respecting employment, occupational safety and health, employment practices, terms and conditions of employment and wages and hours of employment with respect to the current and former employees of the Federated Newspapers.

(b) Except as set forth on Schedule 5.13(b), each collective bargaining agreement to which Federated is a party is in full force and effect, and Federated is not and, to the knowledge of Federated, no other party thereto is in material breach of its obligations thereunder and no event has occurred which would (with notice or the passage of time or both) constitute such a material breach. Except as set forth on Schedule 5.13(b), with respect to the employees of the Federated Newspapers, (i) no Gannett Company is a party to or subject to any labor or employment dispute, and (ii) within the two (2) year period immediately preceding the date of this Agreement, no Gannett Company has received any written notice that any labor union or bargaining agent or representative is or was attempting to apply to be elected, recognized or certified as the bargaining agent of any of its employees. All labor union or collective bargaining agreements set forth in Schedule 5.9(a) cover only employees of the Federated Newspapers.

For purposes of this Agreement, “to the knowledge of Federated” or similar terms means the actual current (as of the date hereof or as of the Closing Date) knowledge with respect to a fact or matter of the publisher of any of the Federated Newspapers or any officer or director of Federated.

5.14 Taxes. The Gannett Companies do not and will not in the future have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever which could result in a Lien on the Federated Assets after conveyance thereof to TDI, KR USA and KR Digital or in any other form of transferee liability to TDI, KR USA and KR Digital. No pending tax audit or other governmental proceeding and no outstanding agreement or waiver extending the statutory period of limitations applicable to any federal, state or local tax return or any period is reasonably likely to result in a lien on any Federated Assets or the imposition on TDI, KR USA and KR Digital or any liability for any taxes or assessments related to the Federated Assets.

5.15 Instruments of Conveyance; Good Title. The instruments to be executed by Federated and Media West and delivered to TDI, KR USA and KR Digital at the Closing conveying the Federated Assets to TDI, KR USA and KR Digital will transfer good and marketable title to the Federated Assets free and clear of all liabilities, obligations and encumbrances, except as provided elsewhere in this Agreement.

5.16 Changes. Except as shown on Schedule 5.16 to this Agreement, since the Federated Balance Sheet Date, the Gannett Companies have not, with respect to the business of the Federated Newspapers: (a) mortgaged, pledged or subjected to a Lien or any other encumbrance any of the Federated Assets; (b) sold or transferred any material asset used or useful in the business of the Federated Newspapers; or (c) increased the compensation payable or to become payable to any employee or agent, except regularly scheduled increases in accordance with historical practices described on Schedule 5.16.

5.17 Brokers. There is no broker or finder or other person who would have any valid claim against the KRI Companies for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by any of the Gannett Companies.

5.18 Environmental.

(a) Except as disclosed on Schedule 5.18 to this Agreement, in connection with the operation of the Federated Newspapers, to the knowledge of Federated, no Release of Hazardous Materials, including, without limitation, Polychlorinated Biphenyls (“PCBs”), hazardous waste or air pollutants or toxic pollutants, as defined under any Environmental Laws, by the Gannett Companies, and to the knowledge of Federated, by any other person, has occurred, is presently occurring, or is anticipated to occur in excess of permitted levels or reportable quantities, under any Environmental Laws. To the knowledge of Federated, no

Hazardous Materials have been disposed of by the Gannett Companies or, by any other person on the real property occupied by the Federated Newspapers.

(b) To the knowledge of Federated, the Gannett Companies’ present use of the Federated Assets does not violate any Environmental Laws, occupational safety and health or other applicable law, the effect of which violation could materially adversely affect the business, condition (financial or otherwise) or results of the Federated Newspapers’ operations. To the knowledge of Federated, the Gannett Companies have complied in all material respects with all Environmental Laws applicable to the Federated Newspapers and their operations.

5.19 ERISA. Schedule 5.19(a) sets forth a complete and correct list of all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material pension plan or employee benefit arrangement or payroll practice (including, without limitation, severance pay, vacation pay, company award, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangement or policy) sponsored, maintained, or contributed to, by Federated or any trade or business (whether or not incorporated) which is treated with Federated or Gannett Co., Inc. as a single employer under Section 414(b), (c), (m) or (o) of the Code (“Federated ERISA Affiliate”) for the benefit of any current employee of the Federated Newspapers (such plans, excluding plans described in Section 3(37) of ERISA, are collectively referred to as the “Federated Benefit Plans”). Schedule 5.19(a) identifies, in a separate category, each plan described in Section 3(37) of ERISA that Federated contributes to on behalf of any current employee of the Federated Newspapers (“Multiemployer Plans”). Each Federated Benefit Plan is in writing and, within ten (10) days after the date of this Agreement, Federated will deliver to TDI a true and complete copy of each Federated Benefit Plan document (and a summary plan description thereof), including all amendments thereto.

(a) Neither Federated nor any Federated ERISA Affiliate has incurred any Liability (as defined below) arising out of or by operation of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or a plan that is subject to Sections 4063 and 4064 of ERISA that could become a Liability of TDI (other than Liability relating to the Union Pension Plans addressed in Section 12.2(a)). No pension plan (as defined in Section 3(2) of ERISA, but excluding plans described in Section 3(37) of ERISA) maintained, contributed to or sponsored by Federated or a Federated ERISA Affiliate has an accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA and no lien exists on the assets of Federated under Section 412 of the Code or Section 302 of ERISA. For purposes of this Agreement, “Liability” means any liability, indebtedness, obligation, expense, loss, damage, claim, deficiency, guaranty or endorsement of or by any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, Governmental Entity or other entity of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determinable or undeterminable, including without limitation, those arising under any law, action or governmental order and those arising under any contract, license, permit, plan, policy or undertaking. For purposes of this Agreement, “Governmental Entity” means any government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(b) All group health plans of Federated and Federated ERISA Affiliates have complied in all material respects with the requirements of Part 6 of Title I of ERISA (“COBRA”) with respect to current or former employees of the Federated Newspapers.

(c) Except as set forth in Schedule 5.19(c), none of the Federated Benefit Plans is a welfare benefit plan that provides continuing benefits after the termination of employment to a current employee of the Federated Newspapers or their beneficiaries (other than as required by Section 4980B of the Code and at the employee’s or employee’s beneficiary’s own expense).

(d) Except as set forth in Schedule 5.19(d), the transactions contemplated by this Agreement (alone or together with any other event) will not result in any payment (including, without limitation, severance, unemployment compensation, retention, bonus or golden parachute) becoming due to or any acceleration of any payment or vesting for any current employee of the Federated Newspapers that could become a Liability of TDI.

(e) The Gannett 401(k) Savings Plan has received a favorable determination letter from the IRS that such Plan is qualified under Section 401(a) of the Code, and such Plan has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations.

5.20 No Untrue Statement. No representation or warranty made by Gannett or Federated in this Agreement, and no statement made by either in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to the KRI Companies.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF TDI

Each of KRI and TDI, jointly and severally, represents and warrants to the Gannett Companies as follows:

6.1 Organization; Qualification. Each of the KRI Companies is a corporation duly organized, validly existing and in good standing under the laws its respective state of incorporation. TDI has the full power and authority to own and operate the Tallahassee Democrat Assets and to carry on the business operations of the Tallahassee Democrat as such operations are now being conducted.

6.2 Authority Relative to this Agreement. The KRI Companies have the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform their obligations as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate and shareholder action, and this Agreement has been duly and validly executed and delivered by the KRI Companies and constitutes a legal, valid and binding obligation of the KRI Companies enforceable against the KRI Companies in accordance with its terms.

6.3 Financial Schedules. TDI has furnished to the Gannett Companies (i) the unaudited income statement and balance sheet of TDI with respect to the Tallahassee Democrat for the fiscal year ended December 26, 2004 and (ii) unaudited income statement and balance sheet for the six months ended and as of June 26, 2005 (the “TDI Financial Schedules”). June 26, 2005 is the “TDI Balance Sheet Date.” The TDI Financial Schedules have been prepared from and are in accordance with the books and records regularly maintained by TDI and KRI with respect to the Tallahassee Democrat. The TDI Financial Schedules present fairly the financial condition and results of operations of the Tallahassee Democrat for the periods indicated, other than certain employee benefit liabilities which are accrued on KRI’s balance sheet. No material adjustments of the TDI Financial Schedules are required for a fair presentation of the financial condition and the results of the Tallahassee Democrat’s operations for the periods indicated, other than certain employee benefit liabilities which are accrued on KRI’s balance sheet. The KRI Companies make no representations, however, about the future business or financial prospects of the Tallahassee Democrat for the Gannett Companies’ intended purposes.

6.4 Business Since the TDI Balance Sheet Date. Since the TDI Balance Sheet Date: (a) the business of the Tallahassee Democrat has been conducted in the ordinary course of business and in substantially the same manner as it was before the TDI Balance Sheet Date, and (b) there have been no material adverse changes in the business, condition (financial or otherwise) or results of the Tallahassee Democrat’s operations.

6.5 No Defaults. The execution, delivery and performance of this Agreement by the KRI Companies will not (a) conflict with any provision of their respective articles (or certificate) of incorporation or bylaws, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any Material Tallahassee Democrat Contracts (as defined in Section 12.8 below), (c) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to the KRI Companies or any of the Tallahassee Democrat Assets, or (d) result in the creation or imposition of any Lien on any of the Tallahassee Democrat Assets.

6.6 No Undisclosed Liabilities. The KRI Companies have no obligation or liability to be reflected or reserved against in any of the TDI Financial Schedules which is not fully reflected or reserved against in such TDI Financial Schedules or otherwise disclosed hereunder related to the Tallahassee Democrat, and there is no asserted or, to the knowledge of TDI (as defined in Section 6.13(b) below), unasserted claim or contingent liability whether or not required to be reflected or reserved against in the TDI Financial Schedules, which in reasonable likelihood could after Closing result in any form of transferee liability against the Gannett Companies or subject the Tallahassee Democrat Assets to any Lien, or otherwise affect the full, free and unencumbered use of the Tallahassee Democrat Assets by the Gannett Companies in any material respect.

6.7 Licenses and Authorizations. Schedule 6.7 to this Agreement lists all the licenses, permits and authorizations that are held by the KRI Companies as of the date hereof that are required for the conduct of the Tallahassee Democrat’s business operations, as presently conducted, and which, if not present or not in full force and effect, would have a material adverse effect on such business operations. All such licenses, permits and authorizations are in full force and effect with no violations of any of them having occurred.

6.8 Condition and Adequacy of the Tallahassee Democrat Assets. The tangible assets included in the Tallahassee Democrat Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable in accordance with general industry practices for the purposes for which they are currently used and intended to be used. Attached as Schedule 6.8 is the complete and correct publisher’s statement submitted to the Audit Bureau of Circulations for the six months ended March 31, 2005 for the Tallahassee Democrat, and, since March 31, 2005, there has been no materially adverse change in the data presented in such publisher’s statement. Schedule 6.8 also sets forth, with respect to the Tallahassee Democrat, the total daily and weekly paid subscribers as of June 30, 2005 and a statement of whether its circulation has been audited by the Audit Bureau of Circulations or the Certified Audit of Circulations. All information relating to the Tallahassee Democrat, its distribution and subscribers provided to the Audit Bureau of Circulations or the Certified Audit of Circulations was true, correct and complete in all material respects as of and for the periods related thereto.

6.9 Contracts and Arrangements.

(a) Schedule 6.9(a) hereto contains true and complete lists of all Tallahassee Democrat Contracts included in the Tallahassee Democrat Assets, except for those contracts (other than leases of real property) involving annual consideration of less than $10,000 or which are terminable by the KRI Companies without penalty or other financial obligation upon notice of thirty (30) days or less, including but not limited to the following Tallahassee Democrat Contracts: (i) barter or trade contracts; (ii) sales agency or advertising representation contracts; (iii) contracts for future construction or purchase of capital improvements or equipment; (iv) license agreements (other than licenses for “off-the-shelf” third party application software) and any agreements under which the Tallahassee Democrat is authorized to publish materials supplied by others in future issues of the newspaper; (v) leases of real property and personal property; (vi) printing contracts; (vii) supply agreements (including contracts for the supply of newsprint); (viii) franchises, joint venture and partnership agreements; (ix) collective bargaining agreements, employment agreements and any contract or other arrangement relating to the Tallahassee Democrat between TDI and any current or former director or officer or affiliate of TDI; (x) any contract relating to the Tallahassee Democrat which limits its freedom to engage in any line of business or to compete with any other person; (xi) any contract relating to the Tallahassee Democrat that has a change of control, due on sale or similar provision; and (xii) any other contract, agreement or commitment not entered into in the ordinary course of business.

(b) Subject to Section 12.8 hereof, provided that any requisite consent to the assignment of Tallahassee Democrat Contracts to Federated is obtained, each of the Tallahassee Democrat Contracts which is assigned to and assumed by Federated on the Closing Date is valid and in full force and effect.

(c) Subject to TDI’s obtaining all necessary third-party consents, TDI has full legal power and authority to assign its rights under the Tallahassee Democrat Contracts to Federated in accordance with this Agreement, and such assignment shall not affect the validity, enforceability and continuity of any of the Tallahassee Democrat Contracts. Neither TDI, nor to its knowledge any other party, has defaulted or caused an event of default or other event which with notice or lapse of time or both, would, in reasonable likelihood, constitute a default or an event of default, under any such Tallahassee Democrat Contract, which defaults or events of default in the aggregate would exceed $100,000 and/or could reasonably be expected to result in an eviction under a lease of real property. TDI has provided the Gannett Companies with complete copies of all of the Tallahassee Democrat Contracts.

6.10 Title.

(a) Schedule 6.10(a) lists all real property owned by the KRI Companies and included in the Tallahassee Democrat Assets. TDI owns and has good and valid marketable title to such properties, free and clear of all Liens, except for (i) liens for taxes not yet due and payable, (ii) those liens set forth on Schedule 6.10(a) which will be removed at or prior to Closing and (iii) any encumbrances (but not other Liens) that could not reasonably be expected to materially impair the use of any parcel of real property for the purposes for which it is currently used.

(b) Schedule 6.10(b) lists all real property leased by the KRI Companies and used in the operation of the Tallahassee Democrat.

(c) Schedule 2.1(a) lists all material tangible personal property included in the Tallahassee Democrat Assets and describes any Liens on such property. Except as set forth in Schedule 2.1(a) or Schedule 6.10(b), TDI owns and has good and valid title to such properties, free and clear of all Liens, except for liens for taxes not yet due and payable.

(d) Other than Excluded Tallahassee Democrat Assets, neither KRI nor any of its affiliates (other than TDI, KR USA and KR Digital) owns any assets or properties, tangible or intangible, used primarily in the business and operations of the Tallahassee Democrat. Other than the Excluded Tallahassee Democrat Assets, neither KR USA nor KR Digital owns any assets or properties, tangible or intangible, used primarily in the business and operations of the Tallahassee Democrat other than the Tallahassee Democrat Names and Intangibles.

6.11 Intellectual Property. Schedule 6.11 to this Agreement sets forth a correct and complete list of all the trademarks, trade names, service marks, mastheads, logotypes, domain names and patents which are owned or held for use by any of the KRI Companies in connection with the business and operation of the Tallahassee Democrat (the “Tallahassee Democrat Rights”). The registrations (if any) for the Tallahassee Democrat Rights and any copyrights which are the Tallahassee Democrat Assets (the “Tallahassee Democrat Copyrights”) are valid, in good standing and uncontested. TDI possesses adequate rights, licenses or other authority to use all Tallahassee Democrat Rights and Tallahassee Democrat Copyrights necessary to conduct the business of the Tallahassee Democrat as presently conducted. TDI has not received any notice with respect to any alleged infringement or unlawful or improper use of any Tallahassee Democrat Rights or Tallahassee Democrat Copyrights owned or alleged to be owned by others. No director, officer or employee of the KRI Companies or of any of its affiliates has any interest in any Tallahassee Democrat Right listed on Schedule 6.11 or any Tallahassee Democrat Copyright, all of which are free and clear of any Lien. TDI has not granted any outstanding licenses or other rights to any Tallahassee Democrat Rights listed on Schedule 6.11 or any Tallahassee Democrat Copyright, and TDI has no knowledge of any infringement of any of the Tallahassee Democrat Rights or any Tallahassee Democrat Copyrights.

6.12 Litigation and Compliance with Laws. Except as set forth on Schedule 6.12: (a) none of the KRI Companies, with respect to the Tallahassee Democrat, has been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state, or local governmental authority or agency which has or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Tallahassee Democrat; (b) none of the KRI Companies nor any of their officers or agents has received any inquiry, written or oral, from any such authority or agency concerning any of the operations or business of the Tallahassee Democrat during the 12-month period prior to the date of this Agreement which could reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Tallahassee Democrat; and (c) there is no litigation pending by or against, or to TDI’s knowledge threatened against, any of the KRI Companies or the Tallahassee Democrat related to or affecting any of the Tallahassee Democrat Assets. Except as disclosed in Schedule 6.12, and except for environmental matters which will be governed exclusively by Section 6.18 below, the KRI Companies have complied in all material respects with all laws, regulations, orders or decrees applicable to the Tallahassee Democrat, and the present uses by the KRI Companies of the Tallahassee Democrat Assets do not violate any such laws, regulations, orders or decrees, in any material respect, including, with respect to any owned or leased real property, any applicable zoning ordinance and other governmental regulations, and, to TDI’s knowledge, there is no basis for any claim for compensation or damage or other relief from any violation of the foregoing.

6.13 Employees and Employee Relations.

(a) Schedule 6.13 lists the names and salaries of all the full and part-time employees of the Tallahassee Democrat identifying those paid on a commission basis; all such employees are employed by TDI and not by any other KRI Company or affiliate thereof. The KRI Companies are not a party to any collective bargaining agreement or any other labor agreement covering or relating to any of the employees of the Tallahassee Democrat, and have not recognized and TDI has not received a demand for recognition of any collective bargaining representative of employees of the Tallahassee Democrat. To the knowledge of TDI, except as set forth on Schedule 6.13(a), TDI is in compliance in all material respects with all applicable federal, state and local laws respecting employment, occupational safety and health, employment practices, terms and conditions of employment and wages and hours of employment with respect to the current and former employees of the Tallahassee Democrat.

(b) (i) TDI is not a party to or subject to any labor or employment dispute, and (ii) within the two (2) year period immediately preceding the date of this Agreement, TDI has not received any written notice that any labor union or bargaining agent or representative is or was attempting to apply to be elected, recognized or certified as the bargaining agent of any of its employees

For purposes of this Agreement, “to the knowledge of TDI” or similar terms means the actual current (as of the date hereof or as of the Closing Date) knowledge with respect to a fact or matter of the publisher of the Tallahassee Democrat or any officer or director of TDI.

6.14 Taxes. The KRI Companies do not and will not in the future have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever which could result in a Lien on the Tallahassee Democrat Assets after conveyance thereof to Federated and Media West or in any other form of transferee liability to Federated and Media West. No pending tax audit or other governmental proceeding and no outstanding agreement or waiver extending the statutory period of limitations applicable to any federal, state or local tax return or any period is reasonably likely to result in a lien on any Tallahassee Democrat Assets or the imposition on Federated or Media West or any liability for any taxes or assessments related to the Tallahassee Democrat Assets.

6.15 Instruments of Conveyance; Good Title. The instruments to be executed by TDI, KR USA and KR Digital and delivered to Federated and Media West at the Closing conveying the Tallahassee Democrat Assets to Federated and Media West will transfer good and marketable title to the Tallahassee Democrat Assets free and clear of all liabilities, obligations and encumbrances, except as provided elsewhere in this Agreement.

6.16 Changes. Except as shown on Schedule 6.16 to this Agreement, since the TDI Balance Sheet Date, the KRI Companies have not, with respect to the business of the Tallahassee Democrat: (a) mortgaged, pledged or subjected to a Lien or any other encumbrance, any of the Tallahassee Democrat Assets; (b) sold or transferred any material asset used or useful in the business of the Tallahassee Democrat; or (c) increased the compensation payable or to become payable to any employee or agent, except regularly scheduled increases in accordance with historical practices described on Schedule 6.16.

6.17 Brokers. There is no broker or finder or other person who would have any valid claim against the Gannett Companies for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by any of the KRI Companies, except for fees payable to KRI’s financial advisor (which fees shall be the sole responsibility of KRI).

6.18 Environmental.

(a) Except as disclosed in Schedule 6.18, in connection with the operation of the Tallahassee Democrat, to the knowledge of TDI, no Release of Hazardous Materials including, without limitation, PCBs, hazardous waste or air pollutants or toxic pollutants, as defined under any Environmental Laws, by the KRI Companies, and to the knowledge of TDI, by any other person, has occurred, is presently occurring, or is anticipated to occur in excess of permitted levels or reportable quantities, under any Environmental Laws. To the knowledge of TDI, no Hazardous Materials have been disposed of by the KRI Companies or, by any other person on the real property occupied by the Tallahassee Democrat.

(b) To the knowledge of TDI, the Tallahassee Democrat’s present use of the Tallahassee Democrat Assets does not violate any Environmental Laws, occupational safety and health or other applicable law, the effect of which violation could materially adversely affect the business, condition (financial or otherwise) or results of the Tallahassee Democrat’s operations. To the knowledge of TDI, the KRI Companies have complied in all material respects with all Environmental Laws applicable to the Tallahassee Democrat and its operations.

6.19 ERISA.

(a) Schedule 6.19(a) sets forth a complete and correct list of all “employee benefit plans”, as defined in Section 3(3) of ERISA, and any other material pension plan or employee benefit arrangement or payroll practice (including, without limitation, severance pay, vacation pay, company award, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangement or policy) sponsored, maintained, or contributed to, by TDI or any trade or business (whether or not incorporated) which is treated with TDI or KRI as a single employer under Section 414(b), (c), (m) or (o) of the Code (“TDI ERISA Affiliate”) for the benefit of any current employee of the Tallahassee Democrat (such plans, excluding plans described in Section 3(37) of ERISA, are collectively referred to as the “TDI Benefit Plans”). Schedule 6.19(a) identifies, in a separate category, each plan described in Section 3(37) of ERISA that TDI contributes to on behalf of any current employee of the Tallahassee Democrat (“Multiemployer Plans”). Each TDI Benefit Plan is in writing and, within ten (10) days after the date of this Agreement, TDI will deliver to Federated a true and complete copy of each TDI Benefit Plan document (or a summary plan description thereof), including all amendments thereto.

(b) Neither TDI nor any TDI ERISA Affiliate has incurred any Liability arising out of or by operation of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or a plan that is subject to Sections 4063 and 4064 of ERISA that could become a Liability of Federated. No pension plan (as defined in Section 3(2) of ERISA, but excluding plans described in Section 3(37) of ERISA) maintained, contributed to or sponsored by TDI or a TDI ERISA Affiliate has an accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA and no lien exists on the assets of TDI under Section 412 of the Code or Section 302 of ERISA.

(c) All group health plans of TDI and TDI ERISA Affiliates have complied in all material respects with the requirements of COBRA with respect to current or former employees of the Tallahassee Democrat.

(d) Except as set forth in Schedule 6.19(d), none of the TDI Benefit Plans is a welfare benefit plan that provides continuing benefits after the termination of employment to a current employee of the Tallahassee Democrat or their beneficiaries (other than as required by Section 4980B of the Code and at the employee’s or employee’s beneficiary’s own expense).

(e) Except as set forth in Schedule 6.19(e), the transactions contemplated by this Agreement (alone or together with any other event) will not result in any payment

(including, without limitation, severance, unemployment compensation, retention, bonus or golden parachute) becoming due to or any acceleration of any payment or vesting for any current employee of the Tallahassee Democrat that could become a Liability of Federated.

(f) The Knight Ridder 401k Plan has received a favorable determination letter from the IRS that such Plan is qualified under Section 401(a) of the Code, and such Plan has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations.

6.20 No Untrue Statement. No representation or warranty made by KRI or TDI in this Agreement, and no statement made by either in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to the Gannett Companies.

ARTICLE VII. MUTUAL COVENANTS OF THE GANNETT COMPANIES AND THE KRI COMPANIES PENDING THE CLOSING DATE

Except with the prior consent of the other party, the Gannett Companies covenant and agree with respect to the Federated Newspapers, and the KRI Companies covenant and agree with respect to the Tallahassee Democrat, that from the date hereof to and including the Closing Date:

7.1 Maintenance of the Newspapers.

(a) Each party shall continue to carry on the business and operation of such Newspaper(s) in substantially the same manner as heretofore in the ordinary course of business.

(b) Each party shall, at its expense, maintain all machinery and equipment used in the business and operation of such Newspaper(s) in a normal state of repair and efficiency. Each party will fully perform its obligations under all contracts to be assigned to and assumed by the other party. Each of the Gannett Companies and the KRI Companies will maintain in full force and effect through the Closing Date adequate property damage, liability and other insurance with respect to the Federated Assets and the Tallahassee Democrat Assets, respectively (collectively referred to as the “Newspapers Assets”).

(c) Prior to the Closing Date, neither the Gannett Companies (on the one hand) nor the KRI Companies (on the other hand) will without the other party’s prior written consent, which consent shall not be unreasonably withheld: (i) sell, lease, transfer or agree to sell, lease or transfer any of such party’s Newspapers Assets without replacement thereof with an asset of substantially equivalent kind, condition and value, other than those made in the ordinary course of business consistent with past practices of such Newspaper(s); (ii) enter into any contract of employment or collective bargaining agreement, or permit any increases or changes in the compensation (including bonus) or benefits of any of the employees of such Newspaper(s), except for regularly scheduled increases in accordance with historical practices of such Newspaper(s); (iii) enter into or amend any contract or commitment with respect to such Newspaper(s) (A) involving total consideration of more than $10,000 individually or $100,000 in the aggregate and/or (B) for a term exceeding one year; (iv) waive any right or enter into any other transaction, other than as permitted by other provisions of this Agreement; (v) mortgage, pledge or subject to a Lien any of such party’s Newspaper Assets, other than in the ordinary course of business consistent with past practices of such Newspaper(s); (vi) materially modify or amend, as applicable, Material Federated Contracts or Material Tallahassee Democrat Contracts; (vii) enter into any barter or trade contract valued in excess of $10,000 individually or $50,000 in the aggregate; or (viii) commit to take any action that would result in the occurrence of any of the foregoing.

7.2 Organization. Each party shall preserve the business organization of such Newspaper(s) intact and preserve good relations with its suppliers, customers, employees and others having business relations with it.

7.3 Access to Facilities, Files and Records; Due Diligence.

(a) At the reasonable request of one party, the other party shall from time to time give or cause to be given to the officers, employees, accountants, counsel and representatives of the other party (a) full access during normal business hours to all facilities, property, accounts, books, minute books, deeds, title papers, licenses, agreements, contracts, tax returns, records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories related to such Newspaper(s), and (b) all such other information concerning the affairs of such Newspaper(s) as is reasonably requested.

(b) Prior to the Closing, each of the KRI Companies and the Gannett Companies shall cooperate with the other, furnish or make available to the other all documents and other materials and permit reasonable access to employees, in each case, as reasonably necessary to complete due diligence with respect to the Tallahassee Democrat Assets or the Federated Assets, as the case may be. Without limiting the foregoing, prior to the Closing:

Each of TDI and Federated may obtain a Phase I environmental audit report (the “Phase I Report”) at such party’s sole expense regarding any of the Federated Real Property or Tallahassee Real Property, as the case may be.

Each of TDI and Federated may obtain (i) commitments for ALTA title insurance policies with respect to the Federated Real Property (the “Federated Titles”) or the Tallahassee Real Property (the “Tallahassee Titles”), as the case may be; and (ii) staked-on-ground boundary surveys of the Federated Real Property (the “Federated Surveys”) or the Tallahassee Real Property (the “Tallahassee Surveys”), as the case may be, certified current as of the date of delivery thereof, prepared by a duly licensed and registered land surveyor acceptable to TDI or Federated, as the case may be. Each of TDI and Federated shall have the right to obtain, at such party’s sole expense, the Federated Titles and the Federated Surveys or the Tallahassee Titles and the Tallahassee Surveys, as the case may be, including without limitation, all title insurance premiums associated therewith.

Each of TDI and Federated may confirm that services for utilities, including without limitation, for water and sewer service, telephone service, electric and/or gas service, and sanitary services shall be sufficient to service the use of the Federated Real Property or the Tallahassee Real Property in a manner consistent with the use thereof under Federated’s ownership or TDI’s ownership, as the case may be.

TDI may review any of the Federated Contracts listed on Schedule 5.9(a), and Federated may review any of the Tallahassee Democrat Contracts listed on Schedule 6.9(a).

7.4 Representations and Warranties; Closing Conditions. Each party will not take any action which is reasonably likely to make any representation or warranty made by it in this Agreement untrue at and as of the Closing Date. Each party shall give detailed written notice to the other party promptly after becoming aware of the occurrence of or the impending or threatened occurrence of any event which is reasonably likely to result in any of the conditions set forth in Article VIII (in the case of any KRI Company) or IX (in the case of any Gannett Company) not being satisfied on the Closing Date.

7.5 Corporate Action. Subject to the provisions of this Agreement, each party will take all necessary corporate, shareholder and other action required of it to carry out the transactions contemplated by this Agreement.

7.6 Consents. Each of the Gannett Companies and the KRI Companies will use its reasonable efforts to obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by the other party of all of the Federated Contracts and Tallahassee Democrat Contracts, respectively, included in the Newspapers Assets which require the consent of any third party by reason of the transactions provided for in this Agreement; provided, however, that neither party shall be required to make any payments or to incur any obligations to third parties in connection with the obtaining of any such consent. Each of the Gannett Companies and the KRI Companies will be deemed to have fulfilled their obligations under this Section 7.6 with respect to non-Material Federated Contracts and non-Material Tallahassee Democrat Contracts, respectively, by sending one written request for consent to assignment to the other contracting party(ies) thereto.

7.7 Confidential Information. Each of the following agreements between Gannett and KRI shall continue in full force and effect: Non-Disclosure Agreement dated as of June 16, 2005 relating to The Tallahassee Democrat; Non-Disclosure Agreement dated as of June 16, 2005 relating to The Bellingham Herald; Non-Disclosure Agreement dated as of June 16, 2005 relating to The Idaho Statesmen; and Non-Disclosure Agreement dated as of June 16, 2005 relating to The Olympian (each a “Non-Disclosure Agreement” and collectively, the “Non-Disclosure Agreements”). Each of Gannett and KRI shall cause its affiliates to comply in all respects with the provisions of each such agreement.

7.8 Consummation of Agreement. Subject to the provisions of Section 11.1 of this Agreement, each party shall use its commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

7.9 Notice of Proceedings. Each party will promptly notify the other party in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or seeking damages as a result of the consummation of such transactions.

7.10 HSR Act.

(a) Notwithstanding anything to the contrary contained herein, each party shall make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”) with respect to the transactions contemplated hereby as promptly as reasonably practicable but in any event within ten (10) business days after the date hereof, which forms shall specifically request early termination of the waiting period under the HSR Act. Each party shall furnish the others with all such necessary information and reasonable assistance as the others may reasonably request in connection with its preparation of the necessary filings or submissions under the HSR Act. In accordance with Section 7.10(b) below, each party shall supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. At the Closing, each party shall deliver to the other party a copy of the Notification and Report Form filed by it with respect to the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Notification and Report Form. The Gannett Companies and the KRI Companies shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the Governmental Entities; and each of them shall promptly provide the other with a copy of any inquiry or request for information (including notice of any oral request for information), pleading, injunction, writ, temporary restraining order, or other document or order either party receives from any Governmental Entities with respect to the matters referred to in this Section 7.10.

(b) Each party shall use its commercially reasonable efforts to obtain termination of the initial waiting period under the HSR Act and to obtain any necessary approvals or permits in connection therewith. In the event that the Antitrust Division of the United States Department of Justice (the “Department of Justice”) or the Federal Trade Commission causes the initial waiting period under the HSR Act to be extended, the parties shall use their commercially reasonable efforts to obtain termination of the waiting period under the HSR Act until such time as this Agreement is terminated pursuant to Section 11.1 or the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement has expired or been terminated; provided, however, none of the Gannett Companies nor any of the KRI Companies shall be obligated to sell or dispose of any assets or businesses owned upon execution of this Agreement. In the event that the Department of Justice or the Federal Trade Commission raises any objection(s) with respect to the transactions contemplated by this Agreement, the parties shall, with the advice of their counsel, pursue in good faith reasonable resolution of such objection(s), including without limitation (i) substitution of an alternate KRI property and/or Gannett property, as the case may be, (ii) receipt of a mutually agreed upon cash adjustment in favor of KRI or Gannett and/or (iii) engaging in appropriate judicial or administrative proceedings.

7.11 Interim Financial Statements. Each of Federated and TDI shall deliver to the other unaudited interim financial statements for the Federated Newspapers and the Tallahassee Democrat, respectively, promptly after the close of such party’s standard fiscal accounting period that occurs between its respective Balance Sheet Date and the Closing Date.

7.12 Damage to the Tallahassee Democrat Assets.

(a) If prior to the Closing Date the Tallahassee Democrat Assets shall have suffered damage or loss sufficient to prevent operation of the Tallahassee Democrat consistent with the KRI Companies’ past operation, and such operations cannot be restored within five (5) business days after such loss (a “TDI Casualty”), then the parties agree to postpone the Closing until such time as the Tallahassee Democrat Assets have been repaired, replaced or restored, at KRI’s sole expense, to the reasonable satisfaction of Federated (the “KRI Repair”), but in no event beyond the Drop Dead Date. KRI agrees to use its best efforts to complete the KRI Repair as promptly as practicable.

(b) With respect to any other such damage or loss to the Tallahassee Democrat Assets as of the Closing Date that does not prevent the operation of the Tallahassee Democrat to the extent specified above, the KRI Companies shall assign to Federated the proceeds of any insurance payable to the KRI Companies on account of such damage or loss, including the amount of any deductible payable by the KRI Companies related to such insurance proceeds.

7.13 Damage to the Federated Assets.

(a) If prior to the Closing Date the Federated Assets shall have suffered damage or loss sufficient to prevent operation of any of the Federated Newspapers consistent with the Gannett Companies’ past operation of such Federated Newspaper, and such Federated Newspaper’s operations cannot be restored within five (5) business days after such loss (a “Federated Casualty”), then the parties agree to postpone the Closing until such time as all the Federated Assets have been repaired, replaced or restored, at Gannett’s sole expense, to the reasonable satisfaction of TDI (the “Gannett Repair”), but in no event beyond the Drop Dead Date. Gannett agrees to use its best efforts to complete the Gannett Repair as promptly as practicable.

(b) With respect to any other such damage or loss to the Federated Assets as of the Closing Date that does not prevent the operation of the Federated Newspapers to the extent specified above, the Gannett Companies shall assign to TDI the proceeds of any insurance payable to the Gannett Companies on account of such damage or loss, including the amount of any deductible payable by the Gannett Companies related to such insurance proceeds.

ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF THE GANNETT COMPANIES

The obligations of the Gannett Companies under this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

8.1 Covenants. The KRI Companies shall have performed and complied in all material respects with (or, if a breach has occurred, such breach has been cured to the reasonable satisfaction of Gannett prior to the Closing Date) each and every covenant and agreement required by this Agreement to be performed or complied with by any of them prior to or at the Closing Date, other than delivery to the Gannett Companies of the instruments conveying the Tallahassee Democrat Assets to Federated and Media West.

8.2 Proceedings. No injunction, writ, temporary restraining order or other order shall be in effect which restrains or prohibits the transactions contemplated by this Agreement, none of the parties shall have received written notice from any Governmental Entity of its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, and no such action or proceeding shall be pending.

8.3 HSR Act. The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

8.4 Third-Party Consents. The KRI Companies shall have obtained and shall have delivered to the Gannett Companies all third-party consents to the assignment of the Material Tallahassee Democrat Contracts, or if one or more such consents are not obtained, shall have made available to the Gannett Companies arrangements under which the Gannett Companies will have a practical use and enjoyment substantially equivalent to those they would have had if such consent had been obtained.

ARTICLE IX. CONDITIONS TO THE OBLIGATIONS OF THE KRI COMPANIES

The obligations of the KRI Companies under this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or at the Closing Date.

9.1 Covenants. The Gannett Companies shall have performed and complied in all material respects with (or, if a breach has occurred, such breach has been cured to the reasonable satisfaction of KRI prior to the Closing Date) each and every covenant and agreement required by this Agreement to be performed or complied with by any of them prior to or at the Closing Date, other than delivery to TDI of the instruments conveying the Federated Assets to TDI.

9.2 Proceedings. No injunction, writ, temporary restraining order or other order shall be in effect which restrains or prohibits the transactions contemplated by this Agreement, none of the parties shall have received written notice from any governmental authority of its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, and no such action or proceeding shall be pending.

9.3 HSR Act. The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

9.4 Third-Party Consents. The Gannett Companies shall have obtained and shall have delivered to the KRI Companies all third-party consents to the assignment of the Material Federated Contracts, or, if one or more such consents are not obtained, shall have made available to the KRI Companies arrangements under which the KRI Companies will have a practical use and enjoyment substantially equivalent to those they would have had if such consent had been obtained.

ARTICLE X. INDEMNIFICATION

10.1 Survival; Limitations.

(a) Unless otherwise provided for in this Agreement, the several representations, warranties, covenants and agreements of the Gannett Companies and the KRI Companies contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for a period of twenty-four (24) months after the Closing Date, except that the representations, warranties, covenants and agreements contained in Sections 5.2, 5.5, 5.10, 5.14, 5.17, 5.18, 5.19, 6.2, 6.5, 6.10, 6.14, 6.17, 6.18, 6.19, 12.2, 12.6, 12.11 and Article X shall survive without time limit.

(b) Except as otherwise provided for in this Section 10.1(b) below, neither party shall be entitled to indemnification under this Agreement for any indemnification claim until the aggregate losses, damages or expenses suffered by such party exceed $100,000 (the “Threshold”), whereupon the indemnified party shall be entitled to indemnification pursuant to this Article X for indemnification claims from the indemnifying party for any losses, damages or expenses suffered by the indemnified party in excess of the Threshold, except that the Threshold shall not apply to claims under Sections 10.2(c) through 10.2(f), 10.3(c) through 10.3(f) and 12.2.

(c) For the purposes of this Article X, the Gannett Companies shall be treated as a single party and the KRI Companies shall be treated as a single party.

(d) No indemnified party shall seek or be entitled to incidental, indirect or consequential damages, including any damages for lost profits, in any claim for indemnification under this Article X, except that any indemnified party may seek and be entitled to any such damages if and to the extent such indemnified party is obligated to pay such damages with respect to any third party claims.

(e) Except for equitable remedies (including, without limitation, injunctive relief) and as provided in Section 3.3 hereof, and in the absence of fraud, the parties hereto acknowledge and agree that the sole and exclusive remedy of the indemnified parties hereunder from and after the Closing Date with respect to any Loss and Expense (as defined below) whatsoever and any and all claims for any breach or liability under this Agreement or any of the transactions contemplated hereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article X. In furtherance of the foregoing, from and after the Closing Date, the Gannett Companies and the KRI Companies each hereby waive on their own behalf and on behalf of each other applicable indemnified party, to the fullest extent permitted by applicable law, any and all rights, claims and causes of action it or they may have against the KRI Companies or the Gannett Companies, as the case may be, arising under or based upon any Federal, state or local laws, in each case, relating to the transactions contemplated by this Agreement and relating to the Newspapers, other than any and all rights, claims and causes of action it or they may have to enforce the provisions of this Article X. The parties understand and agree that negligent misrepresentation shall not constitute fraud for the purposes of this Section 10.1(e).

10.2 Indemnification of the KRI Companies. Each of Gannett and Federated, jointly and severally, agrees that it shall indemnify, defend and hold harmless the KRI Companies, their affiliated companies and subsidiaries, and their respective employees, directors, officers, agents, successors and assigns from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation, (i) liabilities for reasonable attorneys’ fees and disbursements (including reasonable attorneys’ fees and disbursements incurred in the enforcement of this Article X) and (ii) any taxes imposed on the receipt of any payments under this Article X (reduced by any taxes saved as a result of the damage, claim, loss, expense, use, obligation or liability being indemnified) (“Loss and Expense”), suffered directly or indirectly by such persons by reason of, or arising out of:

(a) any breach of representation or warranty made by any of the Gannett Companies pursuant to this Agreement,

(b) any failure by any of the Gannett Companies to perform or fulfill any of its covenants or agreements set forth in this Agreement,

(c) any failure by any of the Gannett Companies to pay or perform when due any of its liabilities or obligations (including without limitation any liability for taxes) which have not been assumed by the KRI Companies hereunder or to pay any amounts due under this Agreement,

(d) any failure by any of the Gannett Companies to pay or discharge subsequent to the Closing Date any liabilities or obligations assumed by any of the Gannett Companies hereunder or incurred or first required to be performed by any of the Gannett Companies with respect to the Tallahassee Democrat after the Closing Date,

(e) any litigation, proceeding or claim by any third party (including any employee or former employee) to the extent relating to or arising out of the business or operation of the Federated Newspapers on or prior to the Closing Date or the business or operation of the Tallahassee Democrat after the Closing Date,

(f) any withdrawal liability that is assessed against TDI or any of the KRI Companies under Title IV of ERISA in connection with the Union Pension Plans that is caused by any actions of Gannett or any affiliate occurring after the Closing Date, or

(g) Environmental Claims allocated to the Gannett Companies (or, in the case of partial allocation, the portion thereof allocated to the Gannett Companies) pursuant to Section 10.6.

10.3 Indemnification of the Gannett Companies. Each of KRI and TDI, jointly and severally, agrees that it shall indemnify, defend and hold harmless the Gannett Companies, their affiliated companies and subsidiaries and their respective employees, directors, officers, agents, successors and assigns from and against any and all Loss and Expense suffered directly or indirectly by such persons by reason of, or arising out of:

(a) any breach of representation or warranty made by any of the KRI Companies pursuant to this Agreement,

(b) any failure by any of the KRI Companies to perform or fulfill any of its covenants or agreements set forth in this Agreement,

(c) any failure by any of the KRI Companies to pay or perform when due any of its liabilities or obligations (including without limitation any liability for taxes) which have not been assumed by the Gannett Companies hereunder or to pay any amounts due under this Agreement,

(d) any failure by any of the KRI Companies to pay or discharge subsequent to the Closing Date any liabilities or obligations assumed by any of the KRI Companies hereunder or incurred or first required to be performed by any of the KRI Companies with respect to the Federated Newspapers after the Closing Date,

(e) any litigation, proceeding or claim by any third party (including any employee or former employee) to the extent relating to or arising out of the business or operation of the Tallahassee Democrat on or prior to the Closing Date or the business or operation of the Federated Newspapers after the Closing Date,

(f) any withdrawal liability that is assessed against Federated or any of the Gannett Companies under Title IV of ERISA in connection with the Union Pension Plans that is caused by any actions of KRI or any affiliate occurring after the Closing Date, or

(g) Environmental Claims allocated to the KRI Companies (or, in the case of partial allocation, the portion thereof allocated to the KRI Companies) pursuant to Section 10.6.

10.4 Notice of Claims. If any of the Gannett Companies or the KRI Companies determines that it is entitled to indemnification hereunder other than as a result of a third party claim covered under Section 10.5 below, within thirty (30) days of such determination, it shall give the other party written notice specifying the basis for the claim for indemnification, the nature of the claim and the estimated amounts for which the indemnified party is entitled to be indemnified. The amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense, however. In the event of any failure by the indemnified party to give timely notice of an indemnification claim in accordance with this Section 10.4, the indemnifying party shall not have any indemnification obligation (and the indemnified party shall not be entitled to any indemnification) under this Article X with respect to only the actual additional or incremental Loss and Expense, if any, suffered or incurred by the indemnified party as a result of such failure.

10.5 Defense of Third Party Claims. If any action at law or suit in equity is instituted by a third party (a “Claim”) with respect to which any of the parties intends to claim a Loss and Expense under this Article X, such party shall promptly notify the indemnifying party of such action or suit. The indemnifying party shall have the right to conduct and control any

Claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such Claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within 10 days after receipt of the notice specified in this Section 10.5 that it is defending any such Claim, then the indemnified party may defend such Claim and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of such Loss or Expense.

10.6 Environmental Claims.

(a) For purposes of this Agreement, the following terms have the following meanings:

“Corrective Action” means any investigation, sampling, analysis, monitoring, abatement, removal, decontamination, remediation, cleanup, management, treatment, storage or disposal related to Releases of Hazardous Materials.

“Environmental Claims” means any known, unknown, contingent or non-contingent loss, liability, claim (including, without limitation, tort claims, claims for personal injury, claims for property damage, natural resource damage claims, claims for diminution in property value, claims for injunctive relief, and claims for Corrective Action), action, proceeding (including, without limitation, any notice of non-compliance or violation, charge, directive, demand, and request for information), obligation (including, without limitation, any obligation to investigate, monitor, test, report to Governmental Authorities, remediate and perform Corrective Action in connection with any onsite or offsite Release of Hazardous Materials), suit, judgment, decree, order (including, without limitation, any compliance order, consent order, cleanup and abatement order and cease-and-desist order), lien, fine, penalty, damage (including, without limitation, consequential damages, natural resource damages and punitive damages), expense, cost and fee (including, without limitation, reasonable attorney and consultant fees and costs for investigation and defense) asserted by any third person (including without limitation a Governmental Entity) arising out of or related to Environmental Laws.

“Environmental Laws” shall mean all applicable federal, state, and local laws, statutes, ordinances, regulations, common law, standards, prohibitions, restrictions, directives, interpretations, orders, guidelines, permits, licenses, approvals and entitlements that relate to the protection of human health, safety, wildlife and/or the environment or create rights or obligations in connection with the presence or Release of Hazardous Materials.

“Hazardous Materials” means any substance which is listed, regulated or defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, hazardous chemical, hazardous air pollutant, contaminant or pollutant under any Environmental Laws, including, without limitation, (i) radioactive substances, (ii) asbestos, (iii) mercury, (iv) lead, (v) lead-based paint and (vi) polychlorinated biphenyls, and petroleum hydrocarbons, including crude oil and any fraction thereof, and any product made from petroleum hydrocarbons, together with any additives to such products, including, without limitation, MTBE. The term “Hazardous Materials” does not include radon.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposing, migration or release of Hazardous Materials into or upon the environment (including without limitation the air, soil, surface water, and groundwater).

(b) Responsibility for the following Environmental Claims shall be allocated as follows:

(i) penalties for any notice of violation received from any Governmental Entity related to business practices and operations existing on or before the Closing and not in compliance with then-applicable Environmental Laws at sites included in the Tallahassee Democrat Assets (“Tallahassee Democrat Sites”): to the KRI Companies to the extent such notice is received before the Closing or within three years thereafter, and to the Gannett Companies to the extent received thereafter.

(ii) penalties for any notice of violation received from any Governmental Entity related to business practices and operations not in compliance with then-applicable Environmental Laws occurring after the Closing at the Tallahassee Democrat Sites, which business practices and operations were not existing at the Closing: to the Gannett Companies.

(iii) penalties for any notice of violation received from any Governmental Entity related to business practices and operations existing on or before the Closing and not in compliance with then-applicable Environmental Laws at the sites included in the Federated Assets (“Federated Sites”): to the Gannett Companies to the extent such notice is received before the Closing or within three years thereafter, and to the KRI to the extent received thereafter.

(iv) penalties for any notice of violation received from any Governmental Entity related to business practices and operations not in compliance with then-applicable Environmental Laws occurring after the Closing at the Federated Sites, which business practices and operations were not existing at the Closing: to the KRI Companies.

(v) Environmental Claims relating to offsite transportation, treatment, recycling or disposal of wastes containing Hazardous Materials generated at the Tallahassee Sites: to the KRI Companies to the extent such waste was removed from the Tallahassee Democrat Sites before the Closing and to the Federated Companies to the extent such waste was removed from the Tallahassee Democrat Sites after the Closing.

(vi) Environmental Claims relating to offsite transportation, treatment, recycling or disposal of wastes containing Hazardous Materials generated at the Federated Sites: to the Federated Companies to the extent such waste was removed from the Federated Sites before the Closing and to the KRI Companies to the extent such waste was removed from the Federated Sites after the Closing.

(vii) Environmental Claims relating to abatement of or Corrective Action with respect to asbestos and lead-based paint in or on structures in undamaged,

non-friable and nondegraded form (“In-Place Asbestos and Lead-Based Paint”) at the Tallahassee Democrat Sites: to the Federated Companies.

(viii) Environmental Claims relating to abatement of or Corrective Action with respect to asbestos and lead-based paint at the Tallahassee Democrat Sites other than In-Place Asbestos and Lead-Based Paint: to the KRI Companies.

(ix) Environmental Claims relating to abatement of or Corrective Action with respect to In-Place Asbestos and Lead-Based Paint at the Federated Sites: to the KRI Companies.

(x) Environmental Claims relating to abatement of or Corrective Action with respect to asbestos and lead-based paint at the Federated Sites other than In-Place Asbestos and Lead-Based Paint: to the Gannett Companies.

(xi) Environmental Claims relating to personal injury arising from exposure to Hazardous Materials occurring at the Tallahassee Assets or in connection with their operations: to the KRI Companies to the extent and in the proportion that such exposure occurred before the Closing and to the Federated Companies to the extent and in the proportion that such exposure occurred after the Closing.

(xii) Environmental Claims relating to personal injury arising from exposure to Hazardous Materials occurring at the Federated Assets or in connection with their operations: to the Federated Companies to the extent and in the proportion that such exposure occurred before the Closing and to the KRI Companies to the extent and in the proportion that such exposure occurred after the Closing.

(xiii) Environmental Claims relating to Corrective Action with respect to Hazardous Materials (other than asbestos and lead-based paint) Released at, on, under or migrating from the Tallahassee Democrat Sites: to the KRI Companies to the extent Hazardous Materials were actively spilled or discharged prior to the Closing, to the Gannett Companies to the extent Hazardous Materials were actively spilled or discharged after the Closing and, as to any other such Corrective Action, to the KRI Companies and the Gannett Companies on a shared basis in proportion to the period of time each owned or operated the Tallahassee Democrat Site in question while such active spills or discharges were occurring.

(xiv) Environmental Claims relating to Corrective Action with respect to Hazardous Materials (other than asbestos and lead-based paint) Released at, on, under or migrating from the Federated Sites: to the Gannett Companies to the extent Hazardous Materials were actively spilled or discharged prior to the Closing, to the KRI Companies to the extent Hazardous Materials were actively spilled or discharged after the Closing and, as to any other such Corrective Action, to the Gannett Companies and the KRI Companies on a shared basis in proportion to the period of time each owned or operated the Federated Site in question while such active spills or discharges were occurring.

(c) As a condition to making any claim for indemnification under this Agreement with respect to any Environmental Claim against the transferor or its affiliates, the transferee and its affiliates shall:

(i) permit the transferor to have the sole right to contact and manage any negotiations with and proceedings by any Governmental Entity with respect thereto, subject to the transferee’s right of reasonable consultation and to the transferee’s obligations with respect to any emergency, provided that the transferor makes such contact and manages such negotiations and proceedings reasonably.

(ii) cooperate as reasonably requested by the transferor with respect to records and other evidence and access to the employees and independent contractors and consultants of the transferee and its affiliates.

(iii) give the transferor and its affiliates and their independent contractors and consultants such access to the transferred site, at no cost, as the transferor may reasonably request, and permit such persons to conduct such Corrective Action as the transferor reasonably determines to be necessary or advisable, provided that such access and Corrective Action does not unreasonably interfere with ongoing operations at the transferred site.

(d) If the use of one or more Federated Site(s) is changed, the obligations of the Gannett Companies under this Section 10.6 shall not be increased as a result of such change; and the scope and expense of any abatement or Corrective Action for which the Gannett Companies shall be obligated under this Section 10.6 shall be limited to the scope and expense that would have applied if such change had not occurred, and the KRI Companies shall be responsible for any additional scope or expense. If the use of one or more Tallahassee Democrat Site(s) is changed, the obligations of the KRI Companies under this Section 10.6 shall not be increased as a result of such change; and the scope and expense of any abatement or Corrective Action for which the KRI Companies shall be obligated under this Section 10.6 shall be limited to the scope and expense that would have applied if such change had not occurred, and the Gannett Companies shall be responsible for any additional scope or expense.

(e) The KRI Companies, with respect to the Federated Assets, and the Gannett Companies, with respect to the Tallahassee Democrat Assets, agree that the rights and remedies set forth in this Agreement with Respect to Environmental Claims are the exclusive rights and remedies of the parties with respect thereto, and that all other rights and claims with respect thereto, including without limitation any arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and other Environmental Laws, are hereby irrevocably waived.

ARTICLE XI. TERMINATION; FAILURE TO CLOSE

11.1 Abandonment of Agreement. This Agreement may be terminated by the Gannett Companies or the KRI Companies at any time prior to the Closing Date:

(a) by the mutual consent of all parties hereto;

(b) by the Gannett Companies if any of the conditions in Article VIII hereof have not been met by the Drop Dead Date and have not been waived;

(c) by the KRI Companies if any of the conditions in Article IX hereof have not been met by the Drop Dead Date and have not been waived; or

(d) by any party hereto if the Closing has not been fully completed by August 3, 2007 (the “Drop Dead Date”).

No termination pursuant to this Section 11 shall relieve any party of any liability, remedy or relief it would otherwise have for breach of this Agreement.

11.2 Liabilities Upon Abandonment. In the event this Agreement is terminated pursuant to Section 11.1 above, no party hereto shall have any liability to the other party for costs, expenses, damages, loss of anticipated profits or otherwise, unless the termination occurs because of any misrepresentation or breach of warranty by such party or the failure by such party in the performance of, or compliance with, any covenant or agreement contained in this Agreement.

ARTICLE XII. MISCELLANEOUS PROVISIONS

12.1 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. All costs associated with transferring a party’s Newspapers Assets to the other party pursuant to this Agreement, including without limitation any sales or use taxes or recording or transfer taxes or fees, and all filing fees related to the parties’ respective filings under the HSR Act above, shall be shared equally by the Gannett Companies and the KRI Companies. The cost of title insurance for the real property acquired by each party hereunder shall be paid by such party.

12.2 Employees and Employee Benefits.

(a) Union Pension Plan. Federated and TDI intend that the exchange of the TDI Assets and the Federated Assets pursuant to this Agreement shall constitute a sale of assets under Section 4204 of ERISA in order to avoid the imposition of complete or partial withdrawal liability on Federated under the Trust Agreement and Retirement Benefit Plan, dated October 1, 1955, as amended, establishing the IP and GCU-Employer Retirement Plan (the “Olympia Plan”) and the ITU Negotiated Pension Plan (the “Idaho Plan”) (the Olympia Plan and the Idaho Plan are collectively referred to herein as the “Union Pension Plan”). Accordingly, TDI and Federated agree to comply with the provisions of Section 4204 of ERISA with respect to the Union Pension Plan, including the following:

(i)	TDI shall contribute to the Union Pension Plan substantially the same number of contribution base units (as defined by Section 4001(a)(11) of ERISA) for which Federated had an obligation to contribute to such plan.

(ii)

TDI shall comply with the provisions of Section 4204(a)(1)(B) of ERISA and provide to the Union Pension Plan for a period of five (5) plan years commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety within the meaning of Section 4204(a)(1)(B) of ERISA, or an amount (including a letter of credit, if acceptable to the Union Pension Plan) held in escrow by a bank or similar financial institution satisfactory to the Union Pension Plan, in an amount equal to the greater of (A) the average annual contribution required to be made by Federated with respect to the Union Pension Plan for the three (3) plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that the Federated was required to make with respect to the Union Pension Plan for the last plan year before the plan year in which the Closing Date occurs. To the extent required under Section 4204 of ERISA, such bond (or escrowed funds or letter of credit) shall be paid to the Union Pension Plan if TDI withdraws from the Union Pension Plan or fails to make a contribution to the Union Pension Plan when due, at any time during the first five (5) plan years beginning after the Closing Date. Notwithstanding the foregoing, TDI shall not be obligated to provide such bond (or escrowed funds or letter of credit) if excepted from such obligation under a variance that may be obtained pursuant to the provisions of 29 C.F.R. Section 4204.11, 4204.12, 4204.13 and 4204.21. TDI shall have no obligation to provide such bond (or escrowed funds or letter of credit) until notified by the plan trustees of their decision with respect to TDI’s application to the Union Pension Plan for variance from such obligation as set forth herein, provided TDI timely applies for any variance no later than the first day of the first plan year following the Closing Date. If the trustees of the Union Pension Plan determine that TDI does not qualify for a variance, TDI agrees to provide such bond (or, if allowed, escrowed funds or letter of credit) within thirty (30) days after it receives notice of the Union Pension Plan’s trustees decision. Gannett agrees to reimburse TDI for the cost of obtaining such bond or letter of credit, or will provide such escrowed funds to TDI (provided that TDI shall return such funds to Federated, plus any interest earned on such funds, when no longer needed). Federated agrees to cooperate with TDI in obtaining the variance described in this subsection.

(iii)	If TDI withdraws from the Union Pension Plan in a complete withdrawal, or a partial withdrawal, before the last day of the fifth plan year beginning after the Closing Date and TDI fails to make its withdrawal liability payment when due, Federated shall be secondarily liable to the Union Pension Plan for any withdrawal liability it would have had to the Union Pension Plan (but for Section 4204 of ERISA).

(iv)	If at any time after the Closing Date, and prior to the end of the five (5) year period referred to in (iii) above, Federated distributes substantially all of its assets or liquidates, then Federated shall provide a bond, escrow or letter of credit in favor of the Union Pension Plan in an amount, for the period of time, and in a form that complies with its obligations under Section 4204(a)(3) of ERISA, subject to its right to receive a variance from the Union Pension Plan.

(b) Federated Employees and Employee Benefits.

(i)	On the Closing Date, TDI shall extend employment offers to those employees of the Federated Newspapers who are, on the Closing Date, active, full or part-time employees of the Federated Newspapers (except that TDI agrees not to offer employment to the individuals set forth on Schedule 12.2(b)(i)). For purposes of this Section, employees on long-term disability shall not be treated as active employees. With respect to each employee of the Federated Newspapers to whom TDI offers employment and whose employment with Federated is not subject to a collective bargaining agreement, TDI shall offer to employ such person at a base compensation that is no less than the base compensation that was paid to such employee immediately prior to the Closing. Each employee of the Federated Newspapers who accepts employment with TDI on the Closing Date is hereinafter referred to as a “Transferred Federated Employee”.

(ii)	With respect to each Transferred Federated Employee whose employment with Federated is not subject to a collective bargaining agreement, TDI shall provide such employee on the Closing Date with pension and welfare benefits that are substantially similar in the aggregate to the pension and welfare benefits that TDI provides to other newly hired employees who have comparable skills and experience. TDI shall waive any pre-existing condition limitations that may apply under TDI’s health plans and shall recognize Transferred Federated Employees’ service with Federated or any of its affiliates for purposes of satisfying any waiting period or vesting requirements under any benefit plans offered by TDI (but not for purposes of benefit accrual or for determining the amount of benefits payable under any benefit plan other than a vacation plan). Federated shall promptly provide TDI with information about each employee’s vesting service as determined under the Gannett 401(k) Savings Plan as of the Closing date, which TDI will use to reflect such service.

(iii)	Subject to applicable employment taxes and withholdings, TDI shall pay to each full-time Transferred Federated Employee whose employment is not subject to a collective bargaining agreement and who is involuntarily terminated by TDI without cause during the six (6) month period following the Closing Date separation payments equal to one (1) week of the employee’s base pay for each year of continuous employment with Federated or its affiliates prior to the Closing Date, with a minimum of two (2) weeks base pay and a maximum of twenty-six (26) weeks base pay; provided that such employee executes and delivers a waiver and release of all claims he or she may have against TDI, Federated and their affiliates. Notwithstanding the foregoing, TDI’s obligation to pay the severance described in this subsection shall be reduced by any severance or similar benefit that such employee is entitled to under any other plan, arrangement or plant closing law.

(iv)	Each Transferred Federated Employee shall be permitted to elect to directly roll over to the Knight Ridder 401k Plan such employee’s entire account balance in the Gannett 401(k) Savings Plan. Federated shall cause the trustees of the Gannett 401(k) Savings Plan to directly transfer, in cash, the value of all account balances (including, for an agreed upon time, any notes and loan documents) of each Transferred Federated Employee who so elects. Federated agrees to provide all information, documents or data reasonably requested by TDI to facilitate such transfer and to permit TDI to administer the account balances that are transferred to the Knight Ridder 401k Plan, and the transfer shall be made in accordance with the Code, ERISA and all applicable laws. The parties shall each bear their own costs relating to the transfer of assets contemplated by this Section 12.2(b)(iv). After the transfer of assets as contemplated by this Section 12.2(b)(iv), the Knight Ridder 401k Plan shall assume all obligations regarding liabilities associated with such assets. Participant loans to each Transferred Federated Employee from the Gannett 401(k) Savings Plan will not be defaulted until at least two (2) months following the date such Transferred Federated Employee is first able to elect to roll over a distribution under this Section.

(v)	With respect to all individuals who are, on the Closing Date, employees of any of the Federated Newspapers, TDI shall be responsible for any obligations under federal, state or local plant closing statutes, including the WARN Act, as a result of any plant closing, mass layoff, termination of employment or similar event occurring on or after the Closing Date.

(vi)

The Federated Contracts include the agreement between The Idaho Statesman and the P.P.M.W. No. 271, dated April 19, 1999, and the 2004-2007 agreement between The Olympian and the Graphic Communications Union Local 767M (collectively, the “Federated

Labor Agreements”). Federated shall be responsible for providing, and hereby agrees to provide, all compensation and benefits (including, without limitation, vacation, severance, sick pay, disability, health, life and dental insurance, including retiree health and life insurance) to all current and former employees of the Federated Newspapers to the extent required under the Federated Labor Agreements through and including the Closing Date, as well as health and life insurance benefits required under the Federated Labor Agreements to be provided to union employees of the Federated Newspapers who retired from Federated before the Closing Date. TDI shall be responsible for providing, and hereby agrees to provide, all such compensation and benefits (other than liabilities for retiree health and life insurance for those individuals who retired before the Closing Date) to the extent required under the Federated Labor Agreements after the Closing Date (including, without limitation, any unused vacation and sick pay that has been accrued but not paid as of the Closing Date).

(vii)	Federated shall fully vest the Transferred Federated Employees’ accounts under the Gannett 401(k) Savings Plan.

(viii)	Federated shall be responsible for and timely pay all compensation owed to the Transferred Federated Employees through and including the Closing Date and shall be responsible for and timely provide the Transferred Federated Employees with all benefits owed under the Federated Benefit Plans through and including the Closing Date.

(c) TDI Employees and Employee Benefits.

(i)	On the Closing Date, Federated shall extend employment offers to those TDI employees who are, on the Closing Date, active, full or part-time employees of the Tallahassee Democrat (except that Federated agrees not to offer employment to the individuals set forth on Schedule 12.2(c)(i)). For purposes of this Section, employees on long-term disability shall not be treated as active employees. With respect to each TDI employee to whom Federated offers employment, Federated shall offer to employ such person at a base compensation that is no less than the base compensation that was paid to such employee immediately prior to the Closing. Each TDI employee who accepts employment with Federated on the Closing Date is hereinafter referred to as a “Transferred TDI Employee”.

(ii)	With respect to each Transferred TDI Employee, Federated shall provide such employee on the Closing Date with pension and welfare benefits that are substantially similar in the aggregate to the pension and welfare benefits that Federated provides to other newly hired employees who have comparable skills and experience. Federated shall waive any pre-existing condition limitations that may apply under Federated’s health plans and shall recognize Transferred TDI Employees’ service with TDI or any of its affiliates for purposes of satisfying any waiting period or vesting requirements under any benefits plans offered by Federated (but not for purposes of benefit accrual or for determining the amount of benefits payable under any benefit plan other than a vacation plan). TDI shall promptly provide Federated with information about each employee’s vesting service as determined under the Knight Ridder 401k Plan as of the Closing date, which Federated will use to reflect such service.

(iii)	Subject to applicable employment taxes and withholdings, Federated shall pay to each full-time Transferred TDI Employee who is involuntarily terminated by Federated without cause during the six (6) month period following the Closing Date separation payments equal to one (1) week of the employee’s base pay for each year of continuous employment with TDI or its affiliates prior to the Closing Date, with a minimum of two (2) weeks base pay and a maximum of twenty-six (26) weeks base pay; provided that such employee executes and delivers a waiver and release of all claims he or she may have against TDI, Federated and their affiliates. Notwithstanding the foregoing, Federated’s obligation to pay the severance described in this subsection shall be reduced by any severance or similar benefit that such employee is entitled to under any other plan, arrangement or plant closing law.

(iv)

Each Transferred TDI Employee shall be permitted to elect to directly roll over to the Gannett 401(k) Savings Plan such employee’s entire account balance in the Knight Ridder 401k Plan. TDI shall cause the trustees of the Knight Ridder 401k Plan to directly transfer, in cash, the value of all account balances (including, for an agreed upon time, any notes and loan documents) of each Transferred TDI Employee who so elects. TDI agrees to provide all information, documents or data reasonably requested by Federated to facilitate such transfer and to permit Federated to administer the account balances that are transferred to the Gannett 401(k) Savings Plan, and the transfer shall be made in accordance with the Code, ERISA and all applicable laws. The parties shall each bear their own costs relating to the transfer of assets contemplated by this Section 12.2(c)(iv). After the transfer of assets as contemplated by this Section 12.2(c)(iv), the Gannett 401(k) Savings Plan shall assume all obligations regarding liabilities associated with such assets. Participant loans to each Transferred TDI Employee from the

Knight Ridder 401k Plan will not be defaulted until at least two (2) months following the date such Transferred TDI Employee is first able to elect to roll over a distribution under this Section.

(v)	With respect to all individuals who are, on the Closing Date, employees of the Tallahassee Democrat, Federated shall be responsible for any obligations under federal, state or local plant closing statutes, including the WARN Act, as a result of any plant closing, mass layoff, termination of employment or similar event occurring on or after the Closing Date.

(vi)	TDI shall fully vest the Transferred TDI Employees’ accounts under the Knight Ridder 401k Plan.

(vii)	TDI shall be responsible for and timely pay all compensation owed to the Transferred TDI Employees through and including the Closing Date and shall be responsible for and timely provide the Transferred TDI Employees with all benefits owed under the TDI Benefit Plans through and including the Closing Date.

12.3 Accounts Receivable.

(a) For a period of one hundred eighty (180) days following the Closing Date (the “Collection Period”), TDI shall collect and receive payment in the ordinary course of business with respect to the Federated Newspapers’ accounts receivable for the period prior to the Closing Date (the “Federated Receivables”), and shall pursue collection thereof in accordance with TDI’s normal practices; provided, however, that in no event shall this obligation extend to the institution of litigation, employment of any collection agency, legal counsel, or other third party or any other extraordinary means of collection by TDI. All payments from each obligor of a Federated Receivable not identified to a specific invoice shall be applied on a “first-in, first-out” basis during the Collection Period so that each payment from an obligor is applied first to the oldest outstanding account receivable of such obligor. Following the end of the Collection Period, if any Federated Receivables remain uncollected at that time, then Federated shall, to the extent such uncollected Federated Receivables exceed the reserve for bad debts on Federated’s books on the Closing Date (as reflected on the Actual Federated Closing Date Balance Sheet), promptly pay to TDI an amount equal to the amount of such excess uncollected Federated Receivables, and such uncollected Federated Receivables shall be reconveyed to Federated.

(b) During the Collection Period, Federated shall collect and receive payment in the ordinary course of business with respect to the Tallahassee Democrat’s accounts receivable for the period prior to the Closing Date (the “Tallahassee Democrat Receivables”) and shall pursue collection thereof in accordance with Federated’s normal practices; provided, however, that in no event shall this obligation extend to the institution of litigation, employment of any collection agency, legal counsel, or other third party or any other extraordinary means of collection by Federated. All payments from each obligor of a Tallahassee Democrat Receivable not identified to a specific invoice shall be applied on a “first-in, first-out” basis during the

Collection Period so that each payment from an obligor is applied first to the oldest outstanding account receivable of such obligor. Following the end of the Collection Period, if any Tallahassee Democrat Receivables remain uncollected at that time, then TDI shall, to the extent such uncollected Tallahassee Democrat Receivables exceed the reserve for bad debts on TDI’s books on the Closing Date (as reflected on the Actual TDI Closing Date Balance Sheet), promptly pay to Federated an amount equal to the amount of such excess uncollected Tallahassee Democrat Receivables, and such uncollected Tallahassee Democrat Receivables shall be reconveyed to TDI.

12.4 Further Assurances.

(a) From time to time after the Closing Date, without further consideration, each party will, at its expense, (i) execute and deliver, or cause to be executed and delivered, such documents to the other party as such party may reasonably request in order to effectively vest in the other party good title to the assets exchanged (including, without limitation, documents required to transfer permits, licenses and governmental approvals), and (ii) use all reasonable efforts, as the assigning party, to obtain any necessary third party consents to the assignment of the Federated Contracts and Tallahassee Democrat Contracts (as applicable). However, nothing in this Agreement nor any actions taken pursuant to its terms shall constitute an assignment or an agreement to assign any of the assigned contracts or other right otherwise to be assigned hereunder if such assignment or attempted assignment would constitute a breach thereunder or would result in a material loss or diminution thereof. If such an assignment may be made by obtaining the consent of any other person or entity, unless otherwise agreed by the parties, the assigning party will use its reasonable efforts to obtain such consent as soon as practical after the Closing Date. If such assignment is not permitted irrespective of consent, or if such consent is not obtained, the parties will cooperate in good faith in any reasonable arrangement, such as subcontracting, subleasing, etc., designed to provide for the intended assignee the continued benefit of such intended assignment, without resulting in any additional cost or expense to the intended assignee.

(b) From time to time after the Closing Date, each party will provide the other party with access, with reasonable prior notice and during normal business hours, to the employees and the financial and other records of the Federated Newspapers and the Tallahassee Democrat, as applicable, related to the period prior to the Closing Date for use by such party in connection with tax and/or legal proceedings, calculation or review of purchase price adjustments, indemnification or other matters related to its operation of such Newspaper(s) prior to the Closing Date (including without limitation liabilities and obligations of such Newspaper(s) that are not assumed by the other party under this Agreement). Each party agrees to maintain all tax records related to the Newspaper(s) owned by it prior to the Closing for all tax years that remain open as of the Closing Date unless and until (i) the other party notifies such party that any such tax year(s) are closed or (ii) such party has given the other party prior notice of its intent to destroy such records and the other party has not reasonably and promptly requested that such records not be destroyed.

12.5 Schedules.

(a) The KRI Companies will prepare and deliver to Federated preliminary disclosure schedules upon the execution of this Agreement based on information available at KRI’s corporate headquarters (the “KRI Disclosure Schedules”). The KRI Companies will prepare and deliver to Federated, within ten (10) business days immediately following the date of this Agreement, all final disclosure schedules required to be delivered under this Agreement by the KRI Companies (the “KRI Supplemental Schedules”). The parties understand and agree that any event, condition or other information disclosed on the KRI Supplemental Schedules, to the extent that such event, condition or other information was not previously disclosed on the KRI Disclosure Schedules, (i) shall not constitute an exception to or limitation of any representation, warranty or covenant of any KRI Company under this Agreement, and (ii) shall, to the extent that such event, condition or other information represents a liability or current asset of TDI under generally accepted accounting principles, be included on the Estimated TDI Closing Date Balance Sheet prepared pursuant to Section 3.3(d) above.

(b) The Gannett Companies will prepare and deliver to TDI preliminary disclosure schedules upon the execution of this Agreement based on information available at Gannett’s corporate headquarters (the “Gannett Disclosure Schedules”). The Gannett Companies will prepare and deliver to TDI, within ten (10) business days immediately following the date of this Agreement, all final disclosure schedules required to be delivered under this Agreement by the Gannett Companies (the “Gannett Supplemental Schedules”). The parties understand and agree that any event, condition or other information disclosed on the Gannett Supplemental Schedules, to the extent that such event, condition or other information was not previously disclosed on the Gannett Disclosure Schedules, (i) shall not constitute an exception to or limitation of any representation, warranty or covenant of any Gannett Company under this Agreement, and (ii) shall, to the extent that such event, condition or other information represents a liability or current asset of Federated under generally accepted accounting principles, be included on the Estimated Federated Closing Date Balance Sheet prepared pursuant to Section 3.3(c) above.

12.6 Use of Names.

(a) None of the KRI Companies shall use, or permit any affiliate to use, the name “Tallahassee Democrat” or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the KRI Companies on the date of this Agreement. Within thirty days following the Closing, TDI shall amend its Certificate of Incorporation and other corporate records to remove such name (either alone or in conjunction with any other words). Without limitation of the foregoing, after the Closing Date, each of the KRI Companies agrees not to, directly or indirectly, use or authorize any other person to use such name (either alone or in conjunction with any other words) or any name reasonably similar thereto, or any Tallahassee Democrat Rights (including, without limitation, any variant extension domain name derived from any of the domain names listed on Schedule 6.11 or any domain name with a variant spelling based on, derived from, or reasonably similar to, any of such domain names), as a corporate or business name, trade name, domain name, trademark or servicemark.

(b) None of the Gannett Companies shall use, or permit any affiliate to use, the name “Bellingham Herald,” “Olympian” or “Idaho Statesman” or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Gannett Companies on the date of this Agreement. Within thirty days following the Closing, Federated shall amend its certificates of assumed name and other corporate records to remove such names (either alone or in conjunction with any other words). Without limitation of the foregoing, after the Closing Date, each of the Gannett Companies agrees not to, directly or indirectly, use or authorize any other person to use such names (either alone or in conjunction with any other words) or any name reasonably similar thereto, or any Federated Rights (including, without limitation, any variant extension domain name derived from any of the domain names listed on Schedule 5.11 or any domain name with a variant spelling based on, derived from, or reasonably similar to, any of such domain names), as a corporate or business name, trade name, domain name, trademark or servicemark.

12.7 Cross-License.

(a) KR USA and KR Digital grant the Gannett Companies and their designated affiliates a non-exclusive, non-transferable, royalty-free, worldwide right to use the trademarks, copyrights and internet-related assets related to the Tallahassee Democrat and listed on Schedule 12.7(a) (the “Tallahassee Democrat Licensed IP”) for a period of up to nine (9) months after the Closing Date solely to transition the ownership and operation of the Tallahassee Democrat from and by TDI to Federated. In the event the Gannett Companies wish to continue to use the Tallahassee Democrat Licensed IP after the end of such period, KRI and Gannett shall negotiate in good faith to reach an agreement on the terms of a new license for the Tallahassee Democrat Licensed IP. The Gannett Companies shall not use, and shall cause their designated affiliates not to use, any Tallahassee Democrat Licensed IP or any KRI Company name, logo or other identifying marks in a manner that misrepresents the Gannett Companies’ relationship with the KRI Companies or is otherwise misleading, or that reflects negatively on the KRI Companies. All products and services in connection with which the Gannett Companies uses any Tallahassee Democrat Licensed IP or any KRI Company name or logo shall conform to the KRI Company’s quality standards and meet or exceed industry standards.

(b) The Gannett Companies grant the KRI Companies and their designated affiliates a non-exclusive, non-transferable, royalty-free, worldwide right to use the trademarks, copyrights and internet-related assets related to the Federated Newspapers and listed on Schedule 12.7(b) (the “Federated Newspapers Licensed IP”) for a period of up to nine (9) months after the Closing Date solely to transition the ownership and operation of the Federated Newspapers from and by Federated to TDI. In the event the KRI Companies wish to continue to use the Federated Newspapers Licensed IP after the end of such period, KRI and Gannett shall negotiate in good faith to reach an agreement on the terms of a new license for the Gannett Newspapers Licensed IP. The KRI Companies shall not use, and shall cause their designated affiliates not to use, any Federated Newspapers Licensed IP or any Gannett Company name, logo or other identifying marks in a manner that misrepresents the KRI Companies’ relationship with the Gannett Companies or is otherwise misleading, or that reflects negatively on the Gannett Companies. All products and services in connection with which the KRI Companies uses any Federated Newspapers Licensed IP or any Gannett Company name or logo shall conform to the Gannett Company’s quality standards and meet or exceed industry standards.

12.8 Material Contracts. Within fifteen (15) days of the date hereof, the KRI Companies and the Gannett Companies shall use their reasonable good faith efforts to agree as to which (and list on Schedule 12.8) (a) Federated Contracts, the assignment of which requires the consent of a third party, are material to the operation of the Federated Newspapers (the ”Material Federated Contracts”) and (b) Tallahassee Democrat Contracts, the assignment of which requires the consent of a third party, are material to the operation of the Tallahassee Democrat (the “Material Tallahassee Democrat Contracts”).

12.9 Agreement Not to Compete. Each of Gannett and KRI agrees that, for a period of three (3) years from and after the Closing (“Restricted Period”), within the applicable newspaper designated market (“Market”) of each Newspaper transferred by it pursuant to this Agreement, such party shall not, and shall cause its affiliates not to, directly or indirectly, own, publish, sell, distribute or otherwise operate or have any financial interest in any newspaper, shopper or other publications that may reasonably be deemed to be competitive with such Newspaper; provided, however, that nothing in this Section 12.9 shall prohibit or otherwise restrict the ownership, publishing, sale, distribution or other operation or investment in (i) any nationally distributed newspapers, shoppers or other publications by the transferor, (ii) any newspapers, shoppers or other publications which are acquired as part of a larger acquisition transaction which involved other non-competing publications, provided that the competing publications represented less than five percent (5%) of the total revenues of all properties acquired in such transaction and are published, sold, distributed or otherwise operating in the Market at the time of the acquisition, or (iii) any newspapers, shoppers or other publications owned by the transferor on the date of this Agreement, including Clipper, which are published, sold, distributed or otherwise operating in the Market on the date hereof.

12.10 Confidentiality. Effective immediately after the Closing, each Non-Disclosure Agreement (other than Section 1 of the applicable Non-Disclosure Agreement which shall survive) shall terminate and be of no further force or effect. Each of Gannett and KRI shall not, and shall cause its affiliates, employees and representatives not to, disclose or use any Confidential Information (as defined in the applicable Non-Disclosure Agreement) of any Newspaper transferred by it pursuant to this Agreement. To the extent such party or any of its affiliates, employees or representatives possesses any such Confidential Information, such party shall, and shall cause its affiliates, employees and representatives to, afford such Confidential Information the same degree of confidentiality as such party affords its own Confidential Information. Notwithstanding the foregoing, such party shall be free, at any time, to use for any purpose the Residual Information retained by its employees having access to the tangible form of Confidential Information. For purposes of this Agreement, “Residual Information” means general information relating to the ideas, concepts and techniques derived from or contained in Confidential Information which are related to such party’s business activities and which are retained in the memories of the individual employees without the aid of any document or other recorded or stored information containing Confidential Information.

12.11 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

12.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), at such other address for a party as shall be specified by like notice):

(a)	If to the Gannett Companies, to:

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Attention: Daniel S. Ehrman, Jr.

Fax No. (703) 854-2042

with a copy to:

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Attention: Todd A. Mayman, Esq.

Fax No. (703) 854-2035

(b)	If to Media West, to:

Media West – FPI, Inc.

50 West Liberty Street, Suite 802

Bank of America Plaza

Reno, Nevada 89501

Attention: S. Brooks Johnson

Fax No. (775) 785-2119

(c)	If to the KRI Companies to:

Knight Ridder, Inc.

50 W. San Fernando Street, Suite 1500

San Jose, California 95113

Attention: Alice Wang

Fax No. (408) 938-7812

with a copy to:

Knight-Ridder, Inc.

50 W. San Fernando Street, Suite 1500

San Jose, California 95113

Attention: Gordon Yamate, Esq.

Fax No. (408) 938-7863

12.13 Assignment. This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto, except that either party may assign or transfer this Agreement to any of its affiliates or subsidiaries, provided that no such assignment or transfer shall operate to relieve a party of any of its liabilities or obligations hereunder, and except as otherwise contemplated by Sections 1.4 and 2.4 above.

12.14 Like Kind Exchange. The parties intend that the transactions contemplated by this Agreement qualify as a tax-deferred, like-kind exchange under Section 1031 of the Code. The KRI Companies agree to permit Federated and/or Media West, and the Gannett Companies agree to permit TDI, KR USA and/or KR Digital, to assign its rights hereunder to a “qualified intermediary” for this transaction as that term is used in Treasury Regulations Section 1.1031(k)-1(g)(4) and/or to use an “exchange accommodation titleholder” under IRS Revenue Procedure 2000-37, and otherwise to cooperate with such other parties to structure the sale as a like-kind exchange, provided that none of the cooperating parties will be required to incur any obligation, liability or expense (including without limitation any additional tax liabilities) with respect to any such exchanges.

12.15 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.

12.16 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement. The provisions of this Agreement are solely for the benefit of the parties to the Agreement, and no employee or former employee of the Gannett Companies or the KRI Companies or any other individual associated therewith or any other party shall be regarded for any purpose as a third-party beneficiary of the Agreement as a result of this Agreement. Nothing contained in this Agreement will be deemed to cause any employee’s employment on or after the Closing Date to be other than on an “at will” basis.

12.17 Remedies. In the event of a breach of this Agreement by either party hereunder which gives rise to a right of termination of this Agreement, the non-breaching party shall be entitled, in addition to any other available remedies, to seek and obtain specific performance of the terms of this Agreement.

12.18 Public Announcements. Unless required by law, rule or regulation, no public announcement or other disclosure (including an announcement to employees) or press release concerning the terms of this Agreement or the transactions provided for herein shall be made by any party without the prior written approval of the other party. With respect to any disclosures required by applicable law, rule or regulation, including disclosure requirements under applicable securities acts and Current Reports on Form 8-K, each party will consult with the other party and allow the other party to review the proposed disclosure prior to making any such disclosures.

12.19 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one agreement, and all of which when taken together shall constitute one agreement. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to each party.

12.20 Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules hereto and the documents delivered hereunder, embodies the entire agreement and understanding of the parties in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the parties. This Agreement may not be amended except in a writing signed by the parties.

[Remainder of Page Intentionally Left Blank]

The Gannett Companies and the KRI Companies have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

FEDERATED PUBLICATIONS, INC.

By:

Title:

MEDIA WEST-FPI, INC.

By:

Title:

GANNETT CO., INC.

By:

Title:

GANNETT SATELLITE INFORMATION NETWORK, INC.

By:

Title:

DES MOINES REGISTER AND TRIBUNE COMPANY

By:

Title:

TALLAHASSEE DEMOCRAT, INC.

By:

Title:

KNIGHT-RIDDER, INC.

By:

Title:

KR U.S.A., INC.

By:

Title:

KNIGHT RIDDER DIGITAL

By:

Title: